AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 1998

                                                      REGISTRATION NO. 333-50595
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                   FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                SHOWPOWER, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                DELAWARE                                    7359                                   95-4678707
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

                            18128 S. SANTA FE AVENUE
                       RANCHO DOMINGUEZ, CALIFORNIA 90221
                                 (310) 604-9676
              (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE
                    OFFICES AND PRINCIPAL PLACE OF BUSINESS)
                            ------------------------

                                JOHN J. CAMPION
                            CHIEF EXECUTIVE OFFICER
                                SHOWPOWER, INC.
                            18128 S. SANTA FE AVENUE
                       RANCHO DOMINGUEZ, CALIFORNIA 90221
                                 (310) 604-9676
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------


                                   Copies to:


        DAVID C. WORRELL                                               HENRY O. SMITH III
        BAKER & DANIELS                                                PROSKAUER ROSE LLP
           SUITE 2700                                                    1585 BROADWAY
   300 NORTH MERIDIAN STREET                                     NEW YORK, NEW YORK 10036-8294
INDIANAPOLIS, INDIANA 46204-1782                                         (212) 969-3000
        (317) 237-0300

                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.



    If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: /x/



    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                                                                          PROPOSED
                       TITLE OF EACH CLASS                           AMOUNT TO BE    MAXIMUM AGGREGATE         AMOUNT OF
                  OF SECURITIES TO BE REGISTERED                      REGISTERED     OFFERING PRICE(1)      REGISTRATION FEE
Common Stock, par value $.01 per share............................     1,380,000        $17,940,000             $ 5,293
Representative Warrants...........................................      120,000            $1,200                  --
Common Stock, par value $.01 per share, underlying Representative
  Warrants........................................................      120,000          $1,872,000               $553
Total.............................................................        --                 --                $5,846(2)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(2) Previously paid.
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 1, 1998

PROSPECTUS



                                1,200,000 SHARES

                                 SHOWPOWER, INC.

                                 [LOGO OMITTED]

                                  COMMON STOCK
                            ------------------------

     All of the 1,200,000 shares of Common Stock, $.01 par value per share (the 'Common Stock'), of Showpower, Inc. ('Showpower' or the 'Company') offered hereby are being sold for the account of the Company. Prior to this offering (the 'Offering'), there has been no public market for the Common Stock. It is anticipated that the public offering price will be between $11.00 and $13.00 per share. See 'Underwriting' for a discussion of the factors to be considered in determining the public offering price.



     The Common Stock has been approved for listing on The American Stock Exchange (the 'AMEX') under the symbol 'SHO,' subject to notice of issuance.
                            ------------------------


     SEE 'RISK FACTORS' BEGINNING ON PAGE SEVEN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                                          PRICE TO           UNDERWRITING DISCOUNTS         PROCEEDS TO
                                         THE PUBLIC            AND COMMISSIONS(1)          THE COMPANY(2)
Per Share.......................             $                         $                         $
Total(3)........................             $                         $                         $

(1) Does not include a 3% non-accountable expense allowance payable to Prime Charter Ltd. (the 'Representative') and warrants to purchase 120,000 shares of Common Stock issuable to the Representative (the 'Representative Warrants'). In addition, the Company has agreed to indemnify the Underwriters for certain liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'
(2) Before deducting expenses payable by the Company (including the Representative's non-accountable expense allowance) estimated at
    $       ($       if the Underwriters' over-allotment option is exercised in full). See 'Use of Proceeds.'
(3) The Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 180,000 additional shares of Common Stock at the Price to the Public, less the Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to the Public, Underwriting Discounts and Commissions, and Proceeds to the Company will be $_____ , $ and $_______ , respectively. See 'Underwriting.'


     The shares of Common Stock offered hereby are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice and certain other conditions. It is expected that delivery of the shares of Common Stock offered hereby will be made on or about June_________ , 1998.
                            ------------------------
                               PRIME CHARTER LTD.

                 THE DATE OF THIS PROSPECTUS IS JUNE   , 1998.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

                            [MAP OF WORLD INDICATING
                           LOCATIONS OF BRANCH OFFICES
                     AND SELECTED 1997 - 1998 PROJECT SITES]






                            [POTOGRAPH OF EQUIPMENT]


                            [POTOGRAPH OF EQUIPMENT]



                            [POTOGRAPH OF EQUIPMENT]



     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under 'Risk Factors.' Unless otherwise indicated, the information in this Prospectus: (i) gives effect to the Company's reincorporation in Delaware; (ii) assumes no exercise of the Underwriters' over-allotment option, the Representative Warrants or options outstanding under the Company's 1998 Stock Option and Incentive Plan; and (iii) reflects a 754-for-one stock split of the Common Stock, which occurred on April 6, 1998. As used in this Prospectus, unless the context indicates otherwise, the terms the 'Company' and 'Showpower' refer to Showpower, Inc., its immediate predecessor and its subsidiaries.

                                  THE COMPANY

     Showpower provides temporary power generation and temperature control rental equipment and support services on a worldwide basis for entertainment, corporate and special events. The Company's customers include corporations, event producers, television networks, motion picture studios, performers and facility operators that need electric power and/or temperature control services to support events at locations where these services are inadequate or unavailable. In addition to rental equipment, the Company provides fully integrated, value-added services, including planning, technical advice, customized installation, and on-site operation and support personnel. The Company's power equipment consists of transportable, diesel-powered electricity generators contained in acoustic enclosures and related power distribution equipment. Temperature control equipment consists of transportable, electrically-driven heating, ventilation and air conditioning ('HVAC') units.

     The Company believes that its competitive advantages include the relationships and name recognition it has established in the entertainment and related industries and its ability to deploy and manage complex equipment systems throughout the world. The Company believes that it will benefit from certain trends within its target markets, including: (i) recognition among customers that short-term equipment rental and support services provide a cost-effective alternative to equipment ownership and related in-house support capability; and (ii) growth in activities such as corporate sponsorship, live television broadcasting and product promotions.

     Initially, the Company provided power generation and distribution services only for concert touring artists. In recent years, the Company has broadened its customer base to include large-scale corporate and special events, live television broadcasts, motion pictures, trade shows and conventions and has expanded its capabilities to include temperature control services. The Company has also expanded its operations geographically through acquisitions and by opening new branch offices in order to capitalize on the worldwide growth in its markets.

     Showpower services three primary markets:

          o Corporate and Special Events. Showpower services have been or will be used by or in events for Pope John Paul II, the 1997 Presidential Inauguration, The Walt Disney Company, the 1998 World Cup in France, Nike, Inc., Microsoft Corporation, Deutsche Telekom, Inc., General Motors Corporation, NASCAR, Paramount Pictures Corporation, the 1996 Republican National Convention, the Hong Kong Handover Ceremonies and the National Football League.

          o Concert Touring. The Company has provided services for the worldwide concert tours of such artists as The Rolling Stones, U2, Elton John, Billy Joel, Garth Brooks, Yanni, David Bowie, the Three Tenors, Fleetwood Mac, Jimmy Buffet, Luciano Pavarotti, Madonna, Paul McCartney, Bruce Springsteen, Pink Floyd and Spice Girls, as well as touring festivals such as Lollapalooza.

          o Television and Motion Pictures. Showpower has provided services to all major U.S. broadcast and cable networks and many non-U.S. networks in connection with more than 500 live broadcast events, including the summer and winter Olympic Games, the 1997 World Track and Field Championships and other special broadcast events. The Company also has provided services to major award shows, including the Grammy Awards and European Music Awards. Recent film projects have included Volcano, Dante's Peak, Starship Troopers, Broken Arrow and Godzilla.

     The Company's business strategy is to expand its rental service capabilities and geographic scope, domestically and internationally, by: (i) purchasing additional power generation and temperature control equipment; (ii) enhancing existing customer relationships and attracting new business; (iii) opening new branch offices; (iv) acquiring rental service businesses; and (v) broadening the range of services it offers at existing branch offices. Showpower intends to use a significant portion of the proceeds of the Offering to increase the amount of equipment it owns, thereby significantly reducing the expense the Company incurs in renting equipment for use in its customers' projects. In 1997, rental expense was $2,810,241, or 16%, of revenue.


     The Company's predecessor, Showpower, Inc., a California corporation, was incorporated in 1991 to purchase the assets of a division of a theatrical lighting company that had provided temporary power generation for touring artists. In March 1998, the Company was reincorporated in Delaware. The Company's principal executive offices are located at 18128 South Santa Fe Avenue, Rancho Dominguez, California 90221. The Company's phone number is (310) 604-9676.

                                  THE OFFERING

Common Stock offered hereby...............  1,200,000 shares
Common Stock to be outstanding after the
  Offering................................  3,241,848 shares
Use of proceeds...........................  The net proceeds will be used to acquire power generation, electrical distribution and temperature control equipment, repay secured indebtedness, and for other general corporate purposes. See 'Use of
                                            Proceeds.'
Proposed AMEX symbol......................  SHO

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     The financial data set forth below under the captions 'Income Statement Data' and 'Other Financial Data' for the years ended December 31, 1996 and 1997, and under the caption 'Selected Balance Sheet Data' as of December 31, 1997, are derived from the consolidated financial statements of the Company, included elsewhere in this Prospectus, audited by Deloitte & Touche LLP, independent accountants. The financial data set forth below as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company. In the opinion of the Company, its unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated statements and include all adjustments (consisting of normal recurring charges) necessary for a fair presentation of the financial position and results of operations as of such dates and for the three months then ended. The financial data for the three months ended March 31, 1998 are not necessarily indicative of results to be expected for the full fiscal year. The data set forth below should be read in conjunction with the Financial Statements and notes thereto included elsewhere in this Prospectus and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


                                                                                           THREE MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,            MARCH 31,
                                                              -----------------------      --------------------
                                                                1996         1997(1)       1997(1)        1998
                                                               -------       -------       -------       ------
INCOME STATEMENT DATA:
Revenue.....................................................   $11,567       $17,294       $ 2,460       $4,273
Cost of sales...............................................     7,609         9,790         1,419        2,452
                                                               -------       -------       -------       ------
Gross profit................................................     3,958         7,504         1,041        1,821
Selling, general and administrative expenses................     3,552         6,179         1,061        1,627
Stock compensation..........................................        --           107            --           36
                                                               -------       -------       -------       ------
Income (loss) from operations(2)(3).........................       406         1,218           (20)         158
Other income and (expense)..................................      (233)         (171)          (37)        (114)
                                                               -------       -------       -------       ------
Income (loss) before income taxes...........................       173         1,047           (57)          44
Income tax provision (benefit)..............................         1           116           (18)         (41)
                                                               -------       -------       -------       ------
Net income (loss)...........................................   $   172       $   931       $   (39)      $   85
                                                               -------       -------       -------       ------
                                                               -------       -------       -------       ------

Basic net income (loss) per share...........................   $  0.17       $  0.54       $ (0.03)      $ 0.04
Diluted net income (loss) per share.........................      0.17          0.52         (0.03)        0.04

PRO FORMA DATA:(4)
Income (loss) before income taxes...........................   $   173       $ 1,047       $   (57)      $   44
Pro forma income tax provision (benefit)....................        70           415           (15)          63
                                                               -------       -------       -------       ------
Pro forma net income (loss).................................   $   103       $   632       $   (42)      $  (19)
                                                               -------       -------       -------       ------
                                                               -------       -------       -------       ------

Pro forma basic net income (loss) per share.................   $  0.10       $  0.37       $ (0.04)      $(0.01)
Pro forma diluted net income (loss) per share...............      0.10          0.35         (0.04)       (0.01)
Supplemental pro forma basic net income (loss) per
  share(5)..................................................   $    --       $  0.35            --       $(0.01)
Supplemental pro forma diluted net income (loss) per
  share(5)..................................................        --          0.34            --        (0.01)

OTHER FINANCIAL DATA:
EBITDA(6)...................................................   $ 1,469       $ 2,354       $   226       $  532
Net cash provided by (used in) operating activities.........       969         2,363          (128)        (503)
Net cash used in investing activities.......................     1,801         4,018         2,284          249
Net cash provided by financing activities...................       847         1,955         2,568          544
Capital expenditures, including non-cash items..............     1,699         2,903           178        2,555
Equipment rental expense....................................     2,307         2,810           310          761

                                                                                       AS OF MARCH 31, 1998
                                                              AS OF        --------------------------------------------
                                                           DECEMBER 31,                                   PRO FORMA
                                                               1997        ACTUAL     PRO FORMA(7)    AS ADJUSTED(7)(8)
                                                           ------------    -------    ------------    -----------------
SELECTED BALANCE SHEET DATA:
Working capital (deficit)...............................     $ (1,608)     $(1,860)     $ (2,460)          $ 7,270
Current assets..........................................        2,341        2,336         2,336            10,468
Total assets............................................       11,725       14,287        14,287            22,419
Current liabilities.....................................        3,949        4,196         4,796             3,198
Long-term liabilities...................................        2,470        4,683         5,408             2,838
Total liabilities.......................................        6,419        8,879        10,204             6,036
Stockholders' equity....................................        5,306        5,408         4,083            16,383

------------------

(1) Includes the results of operations of Templine subsequent to its acquisition on March 17, 1997.


(2) Includes a $417,048 reduction in the amount of depreciation and amortization resulting from the change in 1997 in the estimated useful lives of certain depreciable assets.

(3) Includes $162,800 of income recognized in January 1997 which was attributable to a joint venture terminated in 1997. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and Consolidated Financial Statements and notes related thereto.

(4) Reflects the termination of the Company's S Corporation status. The pro forma income statement data reflect provisions for federal and state income taxes as if the Company's U.S. operations had been subject to federal and state income taxation as a C Corporation at an assumed 40% combined federal and state income tax rate during the periods presented. See 'S Corporation Conversion.'

(5) Gives effect, as of the beginning of 1997, to an assumed issuance of 58,537 shares in connection with the $600,000 distribution to the Company's existing stockholders for purposes of calculating supplemental pro forma net income per share. See 'Use of Proceeds' and 'S Corporation Conversion.'

(6) EBITDA is calculated herein as earnings before income taxes plus depreciation, amortization and interest expense. The Company believes EBITDA serves as an important financial analysis tool for measuring and comparing financial information such as liquidity, operating performance and leverage. EBITDA should not be considered an alternative to net income or other cash flow measures determined under generally accepted accounting principles as an indicator of the Company's performance or liquidity. EBITDA as disclosed herein may not be comparable to EBITDA as disclosed by other companies.


(7) Reflects the assumed conversion to C Corporation status, the establishment of $725,000 of related deferred income taxes and distributions, immediately prior to the Offering, of approximately $600,000 to the Company's existing stockholders, representing taxes payable by such stockholders as a result of the Company's historical treatment as an S Corporation.


(8) Gives effect to the receipt of the net proceeds of the sale of 1,200,000 shares of Common Stock offered hereby at an assumed public offering price of $12.00 per share and the repayment of certain indebtedness. See 'Use of Proceeds' and 'Capitalization.'

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

UNPREDICTABLE NATURE OF BUSINESS

     The Company provides its services on a project-by-project basis and future demand for its services cannot be predicted with any certainty. Although many projects and touring events provide revenues over an extended period of time, Showpower does not have agreements with its clients which require them to utilize the Company on an ongoing basis. In addition, revenue derived from triennial, quadrennial or special events has had in the past, and is expected to have in the future, a significant effect on the Company's revenue and income, causing the Company's revenue and operating results to fluctuate from period to period. For example, revenue derived from two events, the Atlanta Olympic Games and the Republican National Convention, accounted for approximately $3,825,000, or 33%, of revenue in 1996. Consequently, the unpredictable timing and duration of concert tours, the presence of large triennial and quadrennial events, such as the World Cup, Olympics and national elections, the unpredictable timing, duration and scale of corporate promotions and other special events, and general national and international economic conditions may have a material adverse effect on the Company. Most of the events serviced by the Company are held outdoors in the northern hemisphere and typically occur during the second and third quarters of the year.

DEPENDENCE ON ENTERTAINMENT INDUSTRY

     A significant amount of the Company's business is derived from customers in the entertainment and related industries. Spending by the public on entertainment generally is considered highly discretionary and thus may be adversely affected by general national and international economic or other conditions or extraordinary events beyond the Company's control. Reduced expenditures in the entertainment industry generally or significant reductions in entertainment expenditures by the Company's customers or the general public could have a material adverse effect on the Company. Concert touring customers accounted for 21% and 23% of the Company's revenue in 1996 and 1997, respectively. The concert touring business depends on the popularity and commercial appeal of performing artists and their willingness to perform in large arena and stadium venues around the world. Historically, a relatively small number of performers has had sufficient commercial potential to make such tours viable. There can be no assurance that these performers or others will sustain the historical level of activity in the concert touring market or, if they do, that they, or the promoters of their concerts, will continue to use Showpower's services.

MANAGEMENT OF GROWTH; RISKS ASSOCIATED WITH ACQUISITIONS


     The Company's business strategy is to expand by opening new branch offices, acquiring existing businesses in new or existing markets and broadening the range of services the Company offers at branch offices. Since September 1996, the Company has made three acquisitions and has opened branch offices in the United States, the United Kingdom and Brazil. This expansion has resulted in an increase in the number of its employees and increased responsibility for management. The Company's success depends to a significant extent on the ability of its management, which has had limited management experience with public companies, to manage growth and operate effectively. The Company's growth strategy includes pursuing acquisitions in the rental services industry. The success of the Company's acquisition strategy depends not only upon the Company's ability to identify and acquire suitable businesses on a cost-effective basis, but also upon its ability to integrate acquired personnel and operations into its organization effectively, to retain and motivate key personnel and to retain the customers of acquired businesses. There can be no assurance that the Company will be able to achieve any of the foregoing. The Company competes for acquisition opportunities with other companies that have significantly greater financial and other resources than those of the Company. The Company may use shares of Common Stock and/or preferred stock (which could result in dilution to the purchasers of the Common Stock offered hereby) or may incur long-term indebtedness or a combination thereof for all or a portion of the consideration to be paid for future acquisitions. The Company has no current agreements or commitments and is not currently engaged in active negotiations with respect to any acquisitions.

DEPENDENCE ON KEY SUPPLIER

     Beginning in 1992, the Company began using Caterpillar, Inc. ('Caterpillar') as its principal supplier of power generation equipment. The Company has also established a credit relationship with a finance affiliate of Caterpillar, as well as relationships and arrangements with certain independent Caterpillar dealers (the 'Caterpillar Dealers') under which the Caterpillar Dealers acquire, maintain and rent power generation and temperature control equipment to the Company for use in the Company's projects. The Company considers its relationships with Caterpillar, Caterpillar's finance affiliate and the Caterpillar Dealers to be mutually beneficial. Although management believes that adequate alternative sources of rental equipment and financing exist, an abrupt termination or change in the nature of Showpower's relationships with Caterpillar, Caterpillar's finance affiliate or the Caterpillar Dealers could adversely affect the Company's ability to implement its expansion strategy. See 'Business.'

DEPENDENCE ON MANAGEMENT

     Certain of the executive officers of the Company, particularly John J. Campion, Chief Executive Officer, and Laurence Anderson, President, are of significant importance to the direction and management of the Company. The loss of the services of such persons could have a material adverse effect on the Company's business and future operations, and there can be no assurance that the Company would be able to find replacements with comparable business experience. The Company maintains key man insurance on the lives of Messrs. Campion and Anderson in the amounts of $2,000,000 and $1,000,000, respectively. The Company believes that its future success also will depend on its ability to retain, motivate and attract additional managerial, operational, technical and sales personnel. There can be no assurance that the Company will be successful in retaining, attracting or training the personnel it requires to develop, assemble and operate its equipment, market and provide its services or expand its operations. See 'Management.'

RISKS OF FOREIGN OPERATIONS

     In 1997, foreign operations accounted for 14% of the Company's revenue and it is a part of the Company's strategy to increase its foreign operations. While management believes its non-U.S. operations provide seasonal diversification as well as diversification from dependence on the U.S. economy, operations and investments in some foreign countries are subject to political and business risks. The nature of these risks varies from country to country and from time to time. The overall effect of the foregoing on the Company cannot be predicted with any certainty.


     The Company provides services on a worldwide basis, primarily to U.S.-based customers, on terms denominated in U.S. dollars. In addition, Templine, the Company's United Kingdom subsidiary, conducts most of its business in British pounds sterling. The Company recently commenced operations in Brazil, where it conducts business in Brazilian reals. The overall impact of foreign currency fluctuations cannot be predicted with any certainty. Historically, Brazil has experienced significant inflation and fluctuation in the value of its currency. Despite a recent decline in the rate of inflation and a reduction in currency volatility in Brazil, there can be no assurance that such improvements will continue over the long term.


COMPETITION

     The Company faces significant competition in virtually all of its geographical and product markets from general equipment rental companies, specialized equipment rental companies, original equipment manufacturers ('OEMs') and their dealers or distributors. The Company also faces competition from utility companies and from local and national electrical and HVAC contractors. There are no significant barriers to entry into the power generation and temperature control rental markets. Competition is based primarily on the reputation, service quality, availability of equipment, and price. Many of the Company's competitors are much larger and have greater development, marketing and financial resources. There can be no assurance that the Company will be able to compete successfully in its markets or that competitive pressures will not have a material adverse effect on the Company. See 'Business--Competition.'

ABSENCE OF LONG-TERM CONTRACTS

     The Company's customers generally retain the Company on a project-by-project basis rather than under long-term contracts. Although assignments from existing customers represented a significant portion of the Company's revenue for 1997, there can be no assurance that a customer will continue to use the Company in the future. To the extent that a large number of the Company's current customers do not continue to use the Company's services, and the Company is unable to attract new customers or extend existing customer relationships, there would be a material adverse effect on the Company's financial results.

CONTROL OF THE COMPANY BY EXISTING STOCKHOLDERS


     After the sale of the shares of Common Stock offered hereby, the Company's executive officers and directors will in the aggregate beneficially own approximately 57% of the Company's outstanding Common Stock (54% if the Underwriters' over-allotment option is exercised in full). Accordingly, such persons, if they choose to act together, will be able to elect a majority of the directors and exercise control over the business, policies and affairs of the Company. Similarly, such persons, acting together, would be in a position to prevent a takeover of the Company by one or more third parties, which could deprive the Company's stockholders of a control premium that might otherwise be realized by them in connection with an acquisition of the Company. See 'Principal Stockholders.'

SUBSTANTIAL AND IMMEDIATE DILUTION

     The initial public offering price is substantially higher than the pro forma net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offering (at an assumed price of $12.00 per share) will be subject to immediate dilution in net tangible book value of $7.35 per share. See 'Dilution.'


CERTAIN TRANSACTIONS

     The Company has engaged in, and expects to continue to engage in business transactions with entities controlled by certain directors and stockholders of the Company. Management believes that such transactions have been on terms no less favorable to the Company than could have been obtained from unaffiliated parties. See 'Certain Transactions.'

GOVERNMENT AND ENVIRONMENTAL REGULATION

     The Company and its operations are subject to numerous federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under laws and regulations relating to air emissions, the Company is required to operate equipment within strict standards, and is required in certain areas, such as southern California, to obtain operating permits for individual generator sets. The Company expects that it, and other operators of equipment utilizing diesel engines, will, in the future, become subject to stricter air emissions standards, including requirements that engine manufacturers produce cleaner-running products. In addition, the Company dispenses petroleum products from temporary above-ground storage tanks at certain locations and operates power generation equipment equipped with integral fuel tanks. There can be no assurance, however, that these tanks have been or will at all times remain free of leaks or that use of these tanks has not or will not result in releases. The Company also uses hazardous materials such as solvents to clean and maintain its rental equipment fleet. In addition, the Company generates and disposes waste such as used motor oil, radiator fluid and solvents and may be liable under various federal, state and local laws for environmental contamination at facilities or project sites where its waste is or has been disposed. See 'Business-Government and Environmental Regulation.'

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop as a result of the Offering or, if a trading market does develop, that it will be sustained or that the shares of Common Stock could be resold at or above the public offering price. After completion of the Offering, the market price of the Common Stock could be subject to significant variation due to fluctuations in the Company's operating results, changes in earnings estimates by securities analysts, the degree of success the Company achieves in implementing its business and growth strategies, changes in business or regulatory conditions affecting the Company, its customers or competitors, and other factors. In addition, general economic, political and market conditions, may adversely affect the market price of the Common Stock. The public offering price of the Common Stock offered hereby has been determined through negotiations between the Company and the Representative and may not be indicative of the market price of the Common Stock after the Offering. See 'Underwriting.'

SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of the Offering, the Company will have outstanding 3,241,848 shares of Common Stock (3,421,848 shares if the Underwriters' over-allotment option is exercised in full). Future sales of substantial amounts of Common Stock (including 479,563 shares issuable upon the exercise of outstanding stock options) by the Company's current stockholders after the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. In addition, the Company has the authority to issue additional shares of Common Stock and up to 1,000,000 shares of one or more series of preferred stock (the 'Preferred Stock'). The issuance of such shares could result in the dilution of the voting power of the shares of Common Stock purchased in the Offering and could have a dilutive effect on earnings per share. The future sales of shares, or the availability of shares for future sale, could have an adverse effect on the market price of the Common Stock. The Company currently has no plans to designate or issue any shares of Preferred Stock.

     The Company, its directors and executive officers, and certain current stockholders have agreed, not to directly or indirectly sell, offer to sell, solicit an offer to buy, contract to sell, pledge, grant any option for the sale of shares of Common Stock or otherwise transfer or dispose of any shares of Common Stock, or any security convertible into, or exercisable or exchangeable for, such shares of Common Stock, for a period of one year after the consummation of the Offering without the prior written consent of the Representative. See 'Principal Stockholders,' 'Description of Capital Stock,' 'Shares Eligible for Future Sale' and 'Underwriting.'

DISCRETIONARY USE OF PROCEEDS

     Although the Company anticipates utilizing the proceeds of this Offering as stated herein, management will have broad discretion as to the actual uses of such proceeds. Additionally, circumstances currently expected may change in the future resulting in a reallocation of resources from that originally contemplated. Approximately $7,000,000 of the proceeds received in this Offering may be utilized to purchase power generation and temperature control equipment. See 'Use of Proceeds.'

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     Certain provisions of the Delaware General Corporation Law (the 'DGCL') and the Company's Certificate of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for the Common Stock.

     Upon consummation of the Offering, the Board of Directors will be divided into three classes, with each class serving a 'staggered' term of office of three years. In addition, the Company's Bylaws include requirements for advance notification for certain items of business at stockholder meetings and for stockholder nominees of directors.

     The Board of Directors of the Company has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

     In addition, the Company will, upon consummation of the Offering, be subject to the anti-takeover provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder unless such business combination is approved by the Board of Directors or the stockholders as set forth in the DGCL. See 'Management--Executive Officers and Directors,' 'Description of Capital Stock--Preferred Stock' and '--Delaware Law and Limitations on Changes in Control.'

DIVIDENDS UNLIKELY

     The Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future (other than as described under 'S Corporation Conversion') and anticipates that any future earnings will be retained to finance the Company's operations and expansion. See 'Dividend Policy.'

FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by, and information currently available to, the Company. When used in this Prospectus, the words 'anticipate,' 'believe,' 'estimate,' 'expect,' 'will,' 'could,' 'may' and similar expressions, are intended to identify forward-looking statements. Such statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions, including those described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. In addition to the other information in this Prospectus, the above factors should be carefully considered in evaluating the Company and its business and before purchasing the Common Stock offered hereby.

                                USE OF PROCEEDS

     Assuming an initial public offering price of $12.00 per share, the net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be $12,300,000 ($14,244,000 if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions of approximately $1,008,000 ($1,159,200 if the Underwriters' over-allotment option is exercised in full) and expenses of the Offering of approximately $1,092,000. The Company anticipates that the net proceeds of the Offering will be applied substantially as follows:

                                                                                             APPROXIMATE
                                 ALLOCATION OF PROCEEDS                                     DOLLAR AMOUNT    PERCENT
-----------------------------------------------------------------------------------------   -------------    -------
Purchase of power generation and temperature control equipment...........................    $ 7,000,000        57%
Repayment of indebtedness(1).............................................................      3,900,000        32
Working capital..........................................................................        800,000         6
Distribution to existing stockholders(2).................................................        600,000         5
                                                                                            -------------    -------
                                                                                             $12,300,000       100%
                                                                                            -------------    -------
                                                                                            -------------    -------

------------------

(1) Consists primarily of notes payable to Caterpillar Financial Services Corp., bearing interest at rates from 9.2% to 9.3% per annum and maturing in 2002 through 2005 and two bank lines of credit bearing variable rates of interest (8.4% and 9.8% at March 31, 1998, respectively) which mature in 1999. The debt to be repaid was incurred in 1997 (approximately $1,087,000), during the three months ended March 31, 1998 ($2,481,000) and thereafter (approximately $332,000) primarily to acquire equipment.


(2) This amount approximates taxes paid or payable by the Company's existing stockholders as a result of the Company's historical treatment as an S Corporation. See 'S Corporation Conversion.'

     The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the proceeds of the Offering, together with projected cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of the Offering.

     If the Underwriters' over-allotment option is exercised in full, additional net proceeds of $1,944,000 will be added to working capital. Pending utilization of the proceeds of the Offering, the Company may make temporary investments in government securities or other short-term high quality, interest-bearing fixed income investments.

                            S CORPORATION CONVERSION

     The Company has been treated for federal and state income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the 'Code'), since 1991. As a result of the Company's status as an S Corporation, the Company's stockholders, rather than the Company, have been taxed directly on the earnings of the Company for federal and certain state income tax purposes, whether or not such earnings were distributed. Simultaneously with this Offering the Company will terminate its status as an S Corporation and will thereafter be subject to federal and state income taxes at applicable C Corporation rates.

DISTRIBUTIONS

     Upon the termination of its Subchapter S status and its conversion to C Corporation status, the Company will estimate the amount of undistributed 1998 S Corporation earnings taxable to existing stockholders and make a distribution to such stockholders of approximately 48% of that amount. The distribution is estimated at approximately $600,000.

ACCOUNTING EFFECT

     In connection with the conversion of its S Corporation status to C Corporation status, the Company is required by Statement of Financial Accounting Standards No. 109 to record deferred tax liabilities. Such change will result in a net charge to earnings of approximately $800,000 in the fiscal quarter in which the conversion to C Corporation status takes place. This one-time charge is a result of differences in the accounting and tax treatment of certain of the Company's assets and liabilities and is reflected through an increase in deferred income tax liabilities, $725,000 of which relates to tax and accounting differences as of March 31, 1998.


                                DIVIDEND POLICY
     The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future (other than as described above under 'S Corporation Conversion') and anticipates that any future earnings will be retained to finance the Company's operations and expansion. The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon the Company's earnings levels, capital requirements, restrictive loan covenants and other factors the Board of Directors may deem relevant. The Company's bank line of credit agreement restricts payment of dividends to 50% of net income.

                                    DILUTION

     The pro forma net tangible book value (total assets less total liabilities and net intangible assets and after giving effect to deferred income taxes and distribution to existing shareholders) of the Company's Common Stock at March 31, 1998 was $2,767,562 ($1.36 per share after giving effect to the 754-for-one stock split).

     Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the net tangible book value per share of the Common Stock immediately after consummation of the Offering. After giving effect to the 754-for-one stock split, the sale of 1,200,000 shares of Common Stock in the Offering at an assumed public offering price of $12.00 per share and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of March 31, 1998 would have been $15,067,562, or $4.65 per share. See 'Use of Proceeds.' This represents an immediate increase in net tangible book value of $3.29 per share to existing stockholders of the Company and an immediate dilution in net tangible book value of $7.35 per share to purchasers of Common Stock in the Offering, as illustrated in the following table:

Assumed public offering price per share of Common Stock...............................            $12.00
  Pro forma net tangible book value per share before giving effect to the Offering....   $1.36
  Increase in pro forma net tangible book value per share attributable to new
     investors........................................................................    3.29
                                                                                         -----
Pro forma net tangible book value per share after giving effect to the Offering.......              4.65
                                                                                                  ------
Dilution per share to new investors...................................................            $ 7.35
                                                                                                  ------
                                                                                                  ------

     The following table summarizes, as of March 31, 1998, after giving effect to the Offering, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and by new investors purchasing Common Stock in the Offering based on an assumed public offering price of $12.00 per share before deducting underwriting discounts and estimated expenses of the Offering payable by the Company.


                                                         SHARES PURCHASED       TOTAL CONSIDERATION
                                                       --------------------    ----------------------    AVERAGE PRICE
                                                        NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                                       ---------    -------    -----------    -------    -------------
Existing stockholders...............................   2,041,848      63.0%    $ 7,157,199      33.2%       $  3.51
New investors.......................................   1,200,000      37.0%     14,400,000      66.8%       $ 12.00
                                                       ---------    -------    -----------    -------
  Total.............................................   3,241,848     100.0%    $21,557,199     100.0%
                                                       ---------    -------    -----------    -------
                                                       ---------    -------    -----------    -------

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company on an actual, pro forma and pro forma as adjusted basis as of March 31, 1998. The data set forth below should be read in conjunction with the other financial information presented elsewhere in this Prospectus. The following table gives effect to the Company's reincorporation in Delaware and the 754-for-one stock split.


                                                                                     AS OF MARCH 31, 1998
                                                                         --------------------------------------------
                                                                                                        PRO FORMA
                                                                         ACTUAL     PRO FORMA(1)    AS ADJUSTED(1)(2)
                                                                         -------    ------------    -----------------
                                                                                        (IN THOUSANDS)
DEBT:
  CURRENT:
     Bank lines of credit.............................................   $   594      $    594           $    --
     Current portion of long-term debt................................     1,039         1,039               635
     Current portion of capital lease obligations.....................       104           104               104
     Due to stockholders..............................................        --           600                --
                                                                         -------    ------------    -----------------
       Total..........................................................     1,737         2,337               739
  LONG TERM:
     Long-term debt...................................................     4,402         4,402             1,832
     Capital lease obligations........................................        41            41                41
                                                                         -------    ------------    -----------------
       Total..........................................................     4,443         4,443             1,873
                                                                         -------    ------------    -----------------
          Total debt (including current portion)......................     6,180         6,780             2,612
                                                                         -------    ------------    -----------------
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par value, 1,000,000 shares authorized; none
     outstanding......................................................        --            --                --
  Common Stock, $.01 par value:
     Authorized shares--6,500,000 Actual, Pro Forma and Pro Forma As
       Adjusted; outstanding shares--2,041,848 Actual and Pro Forma
       and 3,241,848 Pro Forma As Adjusted............................        20            20                32
Additional paid-in capital............................................     6,694         6,694            18,982
Notes receivable from stockholders....................................      (489)         (489)             (489)
Cumulative foreign currency translation adjustment....................         7             7                 7
Accumulated deficit...................................................      (824)       (2,149)           (2,149)
                                                                         -------    ------------    -----------------
     Total stockholders' equity.......................................     5,408         4,083            16,383
                                                                         -------    ------------    -----------------
       Total capitalization...........................................   $11,588      $ 10,863           $18,995
                                                                         -------    ------------    -----------------
                                                                         -------    ------------    -----------------


------------------
(1) Gives effect to conversion of the Company to C Corporation status and the related tax distribution to existing stockholders.

(2) Gives effect to the receipt and the application of the estimated net proceeds of the Offering to reduce indebtedness of approximately $3,568,000 outstanding at March 31, 1998, which will be repaid from the proceeds of the Offering. See 'Use of Proceeds.'

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     The financial data set forth below under the captions 'Income Statement Data' and 'Other Financial Data' for the years ended December 31, 1996 and 1997, and under the caption 'Selected Balance Sheet Data' as of December 31, 1997, are derived from the consolidated financial statements of the Company, included elsewhere in this Prospectus, audited by Deloitte & Touche LLP, independent accountants. The financial data set forth below as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company. In the opinion of the Company, its unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated statements and include all adjustments (consisting of normal recurring charges) necessary for a fair presentation of the financial position and results of operations as of such dates and for the three months then ended. The financial data for the three months ended March 31, 1998, are not necessarily indicative of results to be expected for the full fiscal year. The data set forth below should be read in conjunction with the Financial Statements and notes thereto included elsewhere in this Prospectus and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

                                                  YEARS ENDED DECEMBER 31,       THREE MONTHS ENDED MARCH 31,
                                                  -------------------------      ----------------------------
                                                    1996          1997(1)                  1997(1)
                                                  --------       ----------      ----------------------------
INCOME STATEMENT DATA:
  Revenue......................................   $ 11,567       $   17,294               $    2,460
  Cost of sales................................      7,609            9,790                    1,419
                                                  --------       ----------             ------------
  Gross profit.................................      3,958            7,504                    1,041
  Selling, general and administrative
    expenses...................................      3,552            6,179                    1,061
  Stock compensation...........................         --              107                       --
                                                  --------       ----------             ------------
  Income (loss) from operations(2)(3)..........        406            1,218                      (20)
  Other income and (expense)...................       (233)            (171)                     (37)
                                                  --------       ----------             ------------
  Income (loss) before income taxes............        173            1,047                      (57)
  Income tax provision (benefit)...............          1              116                      (18)
                                                  --------       ----------             ------------
  Net income (loss)............................   $    172       $      931               $      (39)
                                                  --------       ----------             ------------
                                                  --------       ----------             ------------
  Basic net income (loss) per share............   $   0.17       $     0.54               $    (0.03)
  Diluted net income (loss) per share..........       0.17             0.52                    (0.03)
PRO FORMA DATA:(4)
  Income (loss) before income taxes............   $    173       $    1,047               $      (57)
  Pro forma income tax provision (benefit).....         70              415                      (15)
                                                  --------       ----------             ------------
  Pro forma net income (loss)..................   $    103       $      632               $      (42)
                                                  --------       ----------             ------------
                                                  --------       ----------             ------------

  Pro forma basic net income (loss) per
    share......................................   $   0.10       $     0.37               $    (0.04)
  Pro forma diluted net income (loss) per
    share......................................       0.10             0.35                    (0.04)
  Supplemental pro forma basic net income
    (loss) per share(5)........................   $     --       $     0.35                       --
  Supplemental pro forma diluted net income
    (loss) per share(5)........................         --             0.34                       --
  Shares used in computing basic net income per
    share......................................    990,294        1,724,580                1,159,080
  Shares used in computing diluted net income
    per share..................................    990,294        1,801,143                1,159,080
OTHER FINANCIAL DATA:
  EBITDA(6)....................................   $  1,469       $    2,354               $      226
  Net cash provided by (used in) operating
    activities.................................        969            2,363                     (128)
  Net cash used in investing activities........      1,801            4,018                    2,284
  Net cash provided by financing activities....        847            1,955                    2,568
  Capital expenditures, including non-cash
    items......................................      1,699            2,903                      178
  Equipment rental expense.....................      2,307            2,810                      310


                                                             1998
                                                 ----------------------------
INCOME STATEMENT DATA:
  Revenue......................................           $    4,273
  Cost of sales................................                2,452
                                                        ------------
  Gross profit.................................                1,821
  Selling, general and administrative
    expenses...................................                1,627
  Stock compensation...........................                   36
                                                        ------------
  Income (loss) from operations(2)(3)..........                  158
  Other income and (expense)...................                 (114)
                                                        ------------
  Income (loss) before income taxes............                   44
  Income tax provision (benefit)...............                  (41)
                                                        ------------
  Net income (loss)............................           $       85
                                                        ------------
                                                        ------------
  Basic net income (loss) per share............           $     0.04
  Diluted net income (loss) per share..........                 0.04
PRO FORMA DATA:(4)
  Income (loss) before income taxes............           $       44
  Pro forma income tax provision (benefit).....                   63
                                                        ------------
  Pro forma net income (loss)..................           $      (19)
                                                        ------------
                                                        ------------
  Pro forma basic net income (loss) per
    share......................................           $    (0.01)
  Pro forma diluted net income (loss) per
    share......................................                (0.01)
  Supplemental pro forma basic net income
    (loss) per share(5)........................           $    (0.01)
  Supplemental pro forma diluted net income
    (loss) per share(5)........................                (0.01)
  Shares used in computing basic net income per
    share......................................            1,913,080
  Shares used in computing diluted net income
    per share..................................            2,018,128
OTHER FINANCIAL DATA:
  EBITDA(6)....................................           $      532
  Net cash provided by (used in) operating
    activities.................................                 (503)
  Net cash used in investing activities........                  249
  Net cash provided by financing activities....                  544
  Capital expenditures, including non-cash
    items......................................                2,555
  Equipment rental expense.....................                  761

                                                                                       AS OF MARCH 31, 1998
                                                              AS OF        --------------------------------------------
                                                           DECEMBER 31,                                   PRO FORMA
                                                               1997        ACTUAL     PRO FORMA(7)    AS ADJUSTED(7)(8)
                                                           ------------    -------    ------------    -----------------
SELECTED BALANCE SHEET DATA:
  Working capital (deficit).............................     $ (1,608)     $(1,860)     $ (2,460)          $ 7,270
  Current assets........................................        2,341        2,336         2,336            10,468
  Total assets..........................................       11,725       14,287        14,287            22,419
  Current liabilities...................................        3,949        4,196         4,796             3,198
  Long-term liabilities.................................        2,470        4,683         5,408             2,838
  Total liabilities.....................................        6,419        8,879        10,204             6,036
  Stockholders' equity..................................        5,306        5,408         4,083            16,383

------------------

(1) Includes the results of operations of Templine subsequent to its acquisition on March 17, 1997.

(2) Includes a $417,048 reduction in the amount of depreciation and amortization resulting from the change in 1997 in the estimated useful lives of certain depreciable assets.

(3) Includes $162,800 of income recognized in January 1997 which was attributable to a joint venture terminated in 1997. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and Consolidated Financial Statements and notes related thereto.

(4) Reflects the termination of the Company's S Corporation status. The pro forma income statement data reflect provisions for federal and state income taxes as if the Company's U.S. operations had been subject to federal and state income taxation as a C Corporation at an assumed 40% combined federal and state income tax rate during the periods presented. See 'S Corporation Conversion.'

(5) Gives effect, as of the beginning of 1997, to an assumed issuance of 58,537 shares in connection with the $600,000 distribution to the Company's existing stockholders for purposes of calculating supplemental pro forma net income per share. See 'Use of Proceeds' and 'S Corporation Conversion.'

(6) EBITDA is calculated herein as earnings before income taxes plus depreciation, amortization and interest expense. The Company believes EBITDA serves as an important financial analysis tool for measuring and comparing financial information such as liquidity, operating performance and leverage. EBITDA should not be considered an alternative to net income or other cash flow measures determined under generally accepted accounting principles as an indicator of the Company's performance or liquidity. EBITDA as disclosed herein may not be comparable to EBITDA as disclosed by other companies.

(7) Reflects the assumed conversion to C Corporation status, the establishment of $725,000 of related deferred income taxes and distributions, immediately prior to the Offering, of approximately $600,000 to the Company's existing stockholders, representing taxes payable by such stockholders as a result of the Company's historical treatment as an S Corporation.

(8) Gives effect to the receipt of the net proceeds of the sale of 1,200,000 shares of Common Stock offered hereby at an assumed public offering price of $12.00 per share and the repayment of certain indebtedness. See 'Use of Proceeds' and 'Capitalization.'

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's consolidated financial statements, including the related notes thereto, and other financial information included herein. The following information also includes forward-looking statements, the realization of which may be impacted by certain important factors discussed under 'Risk Factors.'

OVERVIEW

     Showpower provides temporary power generation and temperature control rental equipment and support services on a worldwide basis for entertainment, corporate and special events. The Company's customers include corporations, event producers, television networks, motion picture studios, facility operators and performers that need electric power and/or temperature control services to support events at locations where these services are inadequate or unavailable. In addition to rental equipment, the Company provides fully integrated, value-added services, including planning, technical advice, customized installations, on-site operations and support personnel. The Company's power equipment consists of transportable, diesel-powered electricity generators contained in acoustic enclosures and related power distribution equipment. Temperature control equipment consists of transportable, electrically-driven HVAC units.

     The Company's predecessor, Showpower, Inc., a California corporation, was formed in 1991 to purchase the assets of a division of a theatrical lighting company that had provided temporary power generation and electrical distribution services for touring artists since 1987. In 1992, the Company began providing these services for live television broadcasts and large-scale special events. In 1995, the Company began providing power generation and distribution services to the corporate special events industry and subsequently added temperature control equipment and services. In 1997, the Company began to provide its services to the motion picture, trade show and convention industries.

     The Company has expanded geographically by making acquisitions and opening new branch offices. During the third quarter of 1996, the Company acquired the assets of a generator rental and electrical contracting company located in Dallas, Texas and opened a corresponding branch office in Richardson, Texas. In March 1997, the Company acquired Templine, headquartered in Bristol, England, to expand its presence and scope of operations in Europe. In 1998, the Company commenced operations in Brazil, and opened a branch office in Rio de Janeiro. During the first quarter of 1998, the Company acquired the assets of a generator rental company in Miami, Florida and opened a corresponding branch office in Fort Lauderdale, Florida. During 1997, Templine and the Company's Texas branch office contributed approximately $3,322,000 to total revenue.

     Revenue is generated from the rental of equipment and related technical and support services. Showpower provides services on a project-by-project basis. Customers typically pay on a fixed-fee basis for each project or rental transaction. Most transactions involve partial payment on or before delivery of equipment to a customer's project site. Revenue is recognized over the term of and commensurate with the scope of services provided. Services related to large-scale or longer-term projects typically involve advance deposits and progress payments. Customer deposits and cash received before services are performed are deferred and recorded as current liabilities. Large-scale or longer-term projects also typically require contractual documentation. Customer contracts generally cover service dates, specify equipment and personnel requirements, delineate the services to be provided and contain payment schedules. Certain costs, including airfare and shipping, are usually borne by the customer.

     Project lead times vary. Much of the Company's business is related to scheduled television broadcasts, concerts, special events, corporate events and motion pictures and, therefore, the Company receives advance notice of projects ranging from one week to several months. Large projects often require research and analysis, including site inspections, development of technical specifications and performance standards, coordination with other service vendors, production of electrical drawings and assembly of equipment, which may be configured specifically to meet project needs. Frequently, however, the Company is asked to deploy equipment systems or provide additional equipment and services to existing projects on shorter notice. The Company also provides equipment in response to weather-related emergencies and plant breakdowns, but these applications constitute only a small portion of the Company's business.

     Cost of sales consists primarily of rental expense, labor, shipping costs and depreciation expense related to power generation and temperature control equipment. Power generation and temperature control equipment rental expense is a significant component of cost of sales. The Company expects to decrease equipment rental and shipping expenses by reducing the proportion of rented equipment used in its business and by locating more equipment at branch offices within areas where demand for Showpower's services exist.

     Selling, general and administrative expenses consists primarily of salaries, wages and benefits, insurance, occupancy costs, advertising, equipment repairs and maintenance, supplies, communications, vehicles, depreciation and amortization expense and bad debts.

     Depreciation and amortization includes charges for rental equipment and other equipment, as well as amortization of intangibles related to the acquisition of Templine. The Company depreciates property and equipment over estimated useful lives of five to ten years. Intangibles are amortized over a period of fifteen years.

     The Company experiences quarterly, seasonal and annual variations in revenue and net income as a result of several factors, including the timing and scale of concert tours, broadcast events and special events, delays in or cancellations of customers' tours and events, the presence or absence of triennial, quadrennial and large-scale special events, as well as changes in the Company's revenue mix among its various rental services offered. Most of the events serviced by the Company are held outdoors in the northern hemisphere and typically occur during the second and third quarters of the year.

     More than 85% of Showpower's revenue in 1997 was denominated in U.S. dollars. The balance of the Company's revenue was primarily denominated in British pounds sterling. Foreign currency denominated revenue in 1996 was not significant. The Company anticipates that foreign currency denominated revenue will become a more significant part of the Company's total revenue as it opens additional branch offices outside of the United States.


     Fluctuations in currency exchange rates result in fluctuations in reported results of operations and financial position of the Company for business conducted in currencies other than the U.S. dollar. For transactions denominated in currencies other than the U.S. dollar, the Company's results of operations are converted at average rates of exchange during the reporting period and balance sheet amounts are translated at exchange rates at the balance sheet date. The results from such conversion and changing exchange rates are recorded as a separate component of stockholders' equity, which increased stockholders' equity by $16,762 at December 31, 1997 and $7,287 at March 31, 1998.

RESULTS OF OPERATIONS

     The following table sets forth components of the Company's statement of operations as a percentage of revenue.

                                                                       YEARS ENDED          THREE MONTHS
                                                                       DECEMBER 31,       ENDED MARCH 31,
                                                                      --------------      ----------------
                                                                      1996      1997      1997        1998
                                                                      ----      ----      ----        ----
Revenue............................................................   100 %     100 %     100 %       100 %
Cost of sales......................................................    66        57        58          57
                                                                      ----      ----      ----        ----
Gross profit.......................................................    34        43        42          43
Selling, general and administrative................................    31        35        43          38
Stock compensation.................................................    --         1        --           1
                                                                      ----      ----      ----        ----
Operating income (loss)............................................     3         7        (1)          4
Interest and other (net)...........................................    (2)       (1)       (2)          (3)
                                                                      ----      ----      ----        ----
Income (loss) before income taxes..................................     1         6        (3 )         1
Income tax (provision) benefit.....................................    --        (1 )       1           1
                                                                      ----      ----      ----        ----
Net income (loss)..................................................     1 %       5 %      (2 )%        2 %
                                                                      ----      ----      ----        ----
                                                                      ----      ----      ----        ----

     THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenue. Revenue increased to $4,273,058 for the first quarter of 1998 from $2,460,675 for the same period in 1997, an increase of $1,812,383, or 74%, due primarily to increases in special events, including the Winter Olympics in Nagano, Japan, concert touring and a full quarter of Templine operations in 1998. The first quarter of 1998 included a special touring event which accounted for approximately 25% of the increase and concert tours by the Rolling Stones and U2. Templine operations accounted for approximately $296,000 of the increase.

     Cost of sales. Cost of sales increased to $2,452,455 for the first quarter of 1998 from $1,419,342 for the same period in 1997, an increase of $1,033,113, or 73%, as a result of increased sales. Cost of sales as a percentage of revenue was 57% in the first quarter of 1998 and 58% in the first quarter of 1997. Equipment rental expense increased to $760,647 (18% of revenue) for the first quarter of 1998 from $310,170 (13% of revenue) for the first quarter of 1997. The increase in rental expense of $450,477 accounted for 44% of the total increase in cost of sales and reflected increased special event and concert touring projects in the first quarter of 1998 over the corresponding period in 1997. Shipping and other costs declined as a percentage of revenue in the first quarter of 1998, partially offsetting increased equipment rental expense.

     Gross profit. Gross profit increased to $1,820,603 for the first quarter of 1998 from $1,041,333 for the same period in 1997, an increase of $779,270, or 75%. Gross profit as a percentage of revenue was 43% in the first quarter of 1998 and 42% in the first quarter of 1997 as a result of the above factors. Templine accounted for approximately $53,556 of the increase in gross profit.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $1,626,930 for the first quarter of 1998 from $1,061,049 for the same period in 1997, an increase of $565,881, or 53%. The increase resulted primarily from an increase in employees required to support the growth in operations after the first quarter of 1997, a full quarter of Templine operations and the newly opened branches in Fort Lauderdale and Rio de Janeiro in 1998. Templine accounted for $205,879 of the increase in selling, general and administrative expense. Selling, general and administrative expenses decreased to 38% of revenue for the first quarter of 1998 from 43% of revenue for the corresponding period in 1997, principally as a result of increased revenue.

     Stock compensation expense. During 1997, the Company made restricted stock awards of an aggregate of 128,768 shares of Common Stock to certain executive officers of the Company. The shares of Common Stock are restricted and subject to forfeiture upon termination of employment. Stock compensation expense resulting from the restricted stock awards made in March 1997 was first recognized in the second quarter of 1997, resulting in the increase of $35,579 in the first quarter of 1998.

     Operating income (loss). As a result of the foregoing, operating income increased to $158,094 in the first quarter of 1998 from an operating loss of $19,716 for the same period in 1997, an increase of $177,810. The first quarter of 1998 increase consisted of an increase in operating income of $490,576, partially offset by $149,966 related to a full quarter loss for Templine in 1998 and the absence in 1998 of $162,800 of income recognized during the first quarter of 1997 and attributable to a joint venture terminated in 1997. The Company acquired Templine on March 17, 1997. The Templine operating loss was $212,566 for the first quarter of 1998 as compared to $62,600 for the portion of the first quarter of 1997 that the Company owned Templine. As a result of seasonal fluctuations in its business, Templine's operations have resulted in a loss for the first quarter of 1996 and 1997, while full year results of operations were profitable in 1996 and 1997.

     Interest expense. Interest expense increased to $102,897 for the first quarter of 1998 from $37,723 for the same period in 1997, an increase of $65,174, due primarily to increased borrowings in 1998.

     Pro forma income tax provision (benefit). Pro forma income tax provision (benefit) reflects provisions for federal and state income taxes as if the Company's U.S. operations had been subject to federal and state income taxation as a C Corporation at a 40% combined state and federal tax rate during the periods presented. Templine's operations are subject to United Kingdom corporation tax. A tax benefit was recognized in the first quarter of 1998 and 1997 in anticipation of full fiscal year income.

     Pro forma net loss. As a result of the foregoing, pro forma net loss improved to $19,330 in the first quarter of 1998 from $41,708 for the same period in 1997, an improvement of $22,378.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996


     Revenue. Revenue increased to $17,294,036 in 1997 from $11,567,589 in 1996, an increase of $5,726,447, or 50%. Of this increase, $2,669,000, or 47%, was attributable to increased revenues from concert touring, special events and corporate events and $2,491,000, or 43%, and $566,000, or 10%, was attributable to the acquisition of Templine in March 1997 and a full year of operations from the Company's Texas branch office opened in September 1996, respectively. The Company increased its 1997 television, special events and corporate events revenue despite the absence of television, special events and corporate events revenue associated with the Olympics and the Republican National Convention, which accounted for $3,825,000, or 33%, of revenues in 1996. Concert touring business increased principally because of the commencement of a tour by U2.

     Cost of sales. Cost of sales increased to $9,790,219 in 1997 from $7,608,709 in 1996, an increase of $2,181,510, or 29%, as a result of increased sales. Cost of sales as a percentage of total revenue decreased to 57% in 1997 from 66% in 1996. The reduction in cost of sales as a percent of revenue in 1997 reflected reduced equipment rental costs as a percent of revenue (partially attributable to the acquisition of Templine), generally improved cost estimating procedures for special events and corporate events, and the absence of higher rental, transportation and other costs related to the 1996 Olympic Games.

     The Company incurred rental expense for equipment used to provide service to its customers of $2,810,241 (16% of revenue) and $2,306,528 (20% of revenue) in 1997 and 1996, respectively. Short-term power and temperature control equipment rental expense, a component of cost of sales, declined in 1997 as a percentage of total revenues, partly as a result of increased capital expenditures to purchase equipment and partly as a result of the acquisition of Templine. Other significant components of cost of sales included personnel and travel costs of $3,405,000 in 1997 (20% of revenue), transportation costs of $1,452,000 in 1997 (8% of revenue) and depreciation expense of $881,460 (5% of revenue). Personnel, travel and transportation costs in 1997 approximated 1996 amounts as a percent of revenue, while depreciation expense related to power generation and temperature control equipment decreased $46,978 in 1997 from $928,438 (8% of revenue) in 1996. Depreciation increased approximately $231,400 due to capital expenditures during 1997, as well as depreciation of $138,670 related to the acquisition of Templine in 1997. In 1997, the Company reevaluated the useful lives of certain assets previously depreciated over five to seven years and recorded depreciation using five- to ten-year useful lives, effective January 1, 1997. The effect of this change in estimated useful lives resulted in a decrease in depreciation charges of $417,048 in 1997, which offset increases in depreciation.

     In 1996, the Company recorded an expense of $218,000 relating to the dissolution of a joint venture that had been formed to provide power generation and temperature control services at the 1996 Atlanta Olympic Games. Following a decision by the Olympic organizing committee not to use the joint venture's services, the Company dissolved the joint venture, paid its former partners a total of $218,000 and pursued Olympics-related business on an individual basis.

     Gross profit. Gross profit increased to $7,503,817 in 1997 from $3,958,880 in 1996, an increase of $3,544,937, or 90%. Gross profit as a percentage of revenues increased to 43% in 1997 from 34% in 1996, due to the above factors. Templine contributed approximately $1,115,000 to the Company's 1997 gross profit, or 31% of the increase.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $6,179,079 in 1997 from $3,552,297 in 1996, an increase of $2,626,782, or 74%. Selling, general and administrative expenses as a percentage of revenue increased to 35% in 1997 from 31% in 1996. Salaries and other employee-related costs increased to $3,599,000 in 1997 from $1,757,000 in 1996, an increase of $1,842,000, or 105%. These increases resulted primarily from the addition of new branch offices, the acquisition of Templine and the addition of supervisory, sales and marketing and clerical personnel. Other selling, general and administrative expense, including insurance, occupancy, vehicles, supplies, equipment repairs and maintenance, telephone, depreciation and amortization and other, increased to $2,580,000 in 1997 from $1,795,000 in 1996, an increase of $785,000, or 44%. Selling, general and administrative expenses also included bad debt expense, which decreased by $226,000 to $168,000 in 1997 from $394,000 in 1996.

     Stock compensation expense. In connection with restricted stock awards made during 1997, the Company recognized compensation expense of $106,737 in 1997. Additional compensation expense will be recognized over the three-year vesting period for the restricted shares based on the value of the shares at the date of grant. Accordingly, stock compensation expense of $142,317, $142,317 and $35,579 relating to this grant will be recognized in 1998, 1999 and 2000, respectively.

     Operating income (loss). As a result of the foregoing, operating income increased to $1,218,001 in 1997 from $406,583 in 1996, an increase of $811,418, or 200%. Templine contributed $312,592, or 26%, of operating income in 1997. In addition, $162,800 of operating income in 1997 was attributable to a joint venture formed in 1994 to provide power generation services in Japan, which was terminated in 1997. In December 1997, the Company purchased the equipment formerly used by the joint venture and used the equipment to provide services for other Showpower projects, including the 1998 Nagano Winter Olympic Games.

     Interest expense. Interest expense decreased to $203,667 in 1997 from $237,015 in 1996, a decrease of $33,348 or 14%. The decrease in interest expense reflects lower average interest rates in 1997, offsetting an increase in total debt outstanding.

     Pro forma income tax provision (benefit). Pro forma provision for income taxes reflects provisions for federal and state income taxes as if the Company's U.S. operations had been subject to federal and state income taxation as a C Corporation at an assumed 40% combined federal and state income tax rate during the periods presented. Provision for income taxes (actual) of $116,562 consists primarily of United Kingdom Corporation tax related to Templine. See 'Income Taxes' below.

     Pro forma net income (loss). As a result of the foregoing, pro forma net income increased to $632,370 in 1997 from $103,021 in 1996, an increase of $529,349, or 514%. Templine contributed $200,000 to net income in 1997.


LIQUIDITY AND CAPITAL RESOURCES

     The Company has made substantial capital expenditures to purchase equipment and, in addition, has made a number of acquisitions. The Company intends to continue these types of expenditures in order to expand in existing markets, enter new markets and reduce the amount of equipment that it rents. Cash generated by operations has not been sufficient to satisfy all of the Company's working capital, capital expenditure and acquisition needs. Consequently, the Company has depended and continues to rely, on external financing sources.


     The Company currently has two asset-based financing commitments totaling $6,500,000. Borrowings under a commitment with Caterpillar Financial Services Corporation ('CAT Financial') bear interest at 9.2% to 9.3% per annum with monthly principal and interest payments which must be paid on or before various dates in 2002 and 2005 and may be repaid prior to maturity without penalty. As of April 30, 1998, $3,433,000 was outstanding under such commitment and there was additional availability of $67,000. The other financing commitment with Charter Financial, Inc. ('Charter') bears interest at a rate determined by the lender at the funding date, with monthly principal and interest payments payable over a four-year term, with 20% of the principal amount due in 2002, the end of the term. Prepayment prior to maturity may be made at an amount equal to the sum of future principal and interest payments, discounted at an annual rate of 6%. At April 30, 1998, the Company had outstanding borrowings under this commitment aggregating $2,687,000 and there was additional availability of $313,000. The borrowings are secured by power generation and temperature control equipment.

     In March 1998, the Company obtained a $2,000,000 line of credit facility and a $300,000 leasehold improvements facility (the 'Facilities') from a bank. Under the line of credit facility, availability of funds in excess of $750,000 is subject to an accounts receivable borrowing base formula and interest is payable monthly at the lender's prime rate (8.5% at April 10, 1998) plus .75%, or, at the Company's option, the London Interbank Offered Rate (LIBOR), plus 2.75%. The line of credit term is through May 1, 1999. The leasehold improvements facility bears interest at the lender's prime rate, plus .875%, and interest only is payable through September 1998 and monthly payments of interest and principal are payable for the remaining 24 months thereafter. The Facilities include customary negative covenants such as restriction on the Company's ability to incur debt, make acquisitions, pay dividends, make investments or sell assets. Also, the Facilities include financial covenants regarding the Company's tangible net worth, ratio of cash and accounts receivable to current liabilities, ratio of liabilities to tangible net worth and cash flow to fixed charges ratio. Templine also has a line of credit with a bank in the amount of 150,000 British pounds sterling, bearing interest based on the bank's reference rate with a term through December 1, 1999. At April 30, 1998, borrowings under the two bank lines of credit totaled approximately $1,000,000.

     The Company intends to use approximately $3,900,000 of the proceeds of the Offering to repay its indebtedness to CAT Financial and amounts outstanding under the two bank lines of credit.

     Capital expenditures (including assets acquired through capital lease and note payable financing) were $2,903,239 and $1,698,528 in 1997 and 1996, respectively. The purchase of additional power generation, distribution and temperature control equipment accounted for virtually all of such expenditures. From December 31, 1997 through March 31, 1998, the Company made capital expenditures for the purchase of equipment in the amount of approximately $2,417,000, which the Company financed with cash on hand and the borrowings described above. The Company intends to use approximately $7,000,000 of the proceeds of the Offering to acquire or construct power generation and temperature control equipment. The Company has no other plans for material capital expenditures. The Company intends to finance the opening of new branch offices and possible future acquisitions with internally generated funds, future issuances of Common Stock or preferred stock, and additional borrowings, if available.

     Cash provided by operating activities for the years ended December 31, 1997 and 1996 generated $2,362,614 and $968,504, respectively. The increase of $1,394,110, or 144%, resulted primarily from increased net income. Cash used in operating activities totaled $503,035 and $128,197 for the three months ended March 31, 1998 and 1997, respectively, an increase of $374,838. The increase was primarily the result of deferred costs related to the World Cup project beginning in May 1998, as well as deferred Offering costs.

     Cash used in investing activities for the years ended December 31, 1997 and 1996 totaled $4,018,343 and $1,800,829, respectively. The increase of $2,217,514 resulted primarily from the acquisition of Templine in 1997 for $2,105,361, and an increase in cash required for capital expenditures of $280,472 over 1996. Cash used in investing activities totaled $249,439 and $2,283,634 for the three months ended March 31, 1998 and 1997, respectively. The decrease was due primarily to the acquisition of Templine in 1997.

     Cash provided by financing activities for the years ended December 31, 1997 and 1996 generated $1,955,137 and $847,160, respectively. In 1997, the Company issued 754,000 shares of Common Stock for cash of $2,042,730 and notes due from certain officers of $457,270. See 'Certain Transactions.' In 1996, the Company issued 405,086 shares of Common Stock for $1,221,754. Cash provided by financing activities totaled $543,779 and $2,567,552 for the three months ended March 31, 1998 and 1997, respectively. The sale of Common Stock in 1997 occurred in the first quarter. Other first quarter cash flows from financing activities consisted of issuance of long term debt and bank borrowing in both 1998 and 1997.

     In 1997, the Company incurred total long-term indebtedness of $3,010,110 to CAT Financial ($1,036,365) and Charter ($1,973,745). Of the total amount borrowed, $1,326,524 was used to repay stockholder loans, $998,869 was paid directly to vendors for purchase of power generation and temperature control equipment and the remaining $684,717 was added to working capital. In 1997, the Company repaid principal of $242,043 on long-term borrowings and $149,762 on capital lease obligations. The Company also made distributions to its stockholders of $500,000 and $120,000 in 1997 and 1996, respectively. For the three months ended March 31, 1998, the Company repaid principal of $221,329 on long term indebtedness.

     The Company has formed a corporate joint venture, Showpower Brasil S.A. ('Showpower Brazil'), to conduct business in Brazil. The Company owns 70% of Showpower Brazil, and its Brazilian partner, Transweg Ltda., owns the remaining 30%. The Company has agreed to contribute approximately $350,000 to the joint venture to fund start-up costs. As of March 31, 1998, the Company had incurred operating expenses of approximately $324,000 and anticipates funding the balance of its commitment by the end of the second quarter of 1998. The Company may incur additional capital expenditures in connection with Showpower Brazil in 1998, although it has no obligation to do so. Showpower Brazil opened a branch office in Rio de Janeiro in January 1998.

     The Company believes that cash flows from operations, the net proceeds from the Offering and available existing credit facilities are sufficient to meet operating needs and capital spending requirements and reasonably foreseeable expansion for at least the next 12 months.

INCOME TAXES

     The Company has historically elected to be taxed as an S Corporation for federal and state income tax purposes and the Company's existing stockholders have paid the income taxes on the Company's taxable income directly. The Company has made distributions to stockholders primarily to provide the funds to the stockholders to pay such taxes. Templine, the Company's United Kingdom subsidiary, has been and will continue to be subject to United Kingdom corporate taxes.

     As a result of the termination of the Company's S Corporation status, which will occur simultaneously with the consummation of the Offering, the Company will be required to record a net deferred income tax liability of approximately $800,000, which relates primarily to the differences between financial and income tax reporting basis. Such change will result in a net charge to earnings of approximately $800,000 in the quarter in which the conversion to C Corporation status occurs. See 'S Corporation Conversion.'

YEAR 2000 COMPLIANCE

     Computer software applications on which the Company relies for accounting, management and operating information are recent releases of, or are readily upgraded to, Year 2000 compliant, commercially available applications. While the Company has no assurance all of its vendors and service providers are Year 2000 compliant, management believes the potential risk and any associated cost resulting from the Year 2000 problem will not be material to the Company's results of operations or financial condition.

EFFECTS OF INFLATION

     Inflation has not had a material impact upon the operating results of the Company and the Company does not expect it to have such an impact in the future. To date, in those instances in which the Company has experienced cost increases, it has been able to increase selling prices to offset such increases in cost. There can be no assurance, however, that the Company's business will not be affected by inflation or that it can continue to increase its selling prices to offset increased costs and remain competitive.

                                    BUSINESS

GENERAL

     Showpower provides temporary power generation and temperature control rental equipment and support services on a worldwide basis for entertainment, corporate and special events. The Company's customers include corporations, event producers, television networks, motion picture studios, facility operators and performers that need electric power and/or temperature control services to support events at locations where these services are inadequate or unavailable. In addition to rental equipment, the Company provides fully integrated, value-added services, including planning, technical advice, customized installation, on-site operation and support personnel. The Company's power equipment consists of transportable, diesel-powered electricity generators contained in acoustic enclosures, and related power distribution equipment. Temperature control equipment consists of transportable, electrically-driven HVAC units.

     The Company believes that its competitive advantages include the relationships and name recognition it has established in the entertainment and related industries and its ability to deploy and manage complex equipment systems throughout the world. The Company believes that it will benefit from certain trends within its target markets, including: (i) recognition among customers that short-term equipment rental and support services provide a cost-effective alternative to equipment ownership and related in-house support capability; and (ii) growth in activities such as corporate sponsorship, live television broadcasting and product promotions.

     Initially, the Company provided power generation and distribution services only to concert touring artists. In 1992, the Company began providing these services for live television broadcasts and large-scale special events. In 1995, the Company began providing power generation services to the corporate special events industry and subsequently added temperature control services. In 1996, the Company began marketing to the motion picture, trade show and convention industries.

     Showpower services three primary markets:

          o Corporate and Special Events. Showpower services have been or will be used by or in events for Pope John Paul II, the 1997 Presidential Inauguration, The Walt Disney Company, the 1998 World Cup in France, Nike, Inc., Microsoft Corporation, Deutsche Telekom, Inc., General Motors Corporation, NASCAR, Paramount Pictures Corporation, the 1996 Republican National Convention, the Hong Kong Handover Ceremonies and the National Football League.

          o Concert Touring. The Company has provided services for the worldwide concert tours of such artists as The Rolling Stones, U2, Elton John, Billy Joel, Garth Brooks, Yanni, David Bowie, the Three Tenors, Fleetwood Mac, Jimmy Buffet, Luciano Pavarotti, Madonna, Paul McCartney, Bruce Springsteen, Pink Floyd and Spice Girls, as well as touring festivals such as Lollapalooza.

          o Television and Motion Pictures. Showpower has provided services to all major U.S. broadcast and cable networks and many non-U.S. networks in connection with more than 500 live broadcast events, including the summer and winter Olympic Games, the 1997 World Track and Field Championships and other special broadcast events. The Company also has provided services to major award shows, including the Grammy Awards and European Music Awards. Recent film projects have included Volcano, Dante's Peak, Starship Troopers, Broken Arrow and Godzilla.

     The Company has expanded geographically by making acquisitions and opening new branch offices. In March 1997, the Company acquired Templine, a generator and distribution rental company based in Bristol, England, in order to expand its presence and scope of operations in Europe. Since September 1996, the Company has opened branch offices in Richardson, Texas, Fort Lauderdale, Florida and Rio de Janeiro, Brazil. During 1997, Templine and the Company's Texas branch office contributed approximately $3,322,000 to total revenue.



     The Company's predecessor, Showpower, Inc., a California corporation, was incorporated in 1991 to purchase the assets of a division of a theatrical lighting company that had provided temporary power generation for touring artists. In March 1998, the Company was reincorporated in Delaware.

BUSINESS STRATEGY

     The Company's business strategy is to expand its rental service capabilities and geographic scope, domestically and internationally, by: (i) increasing the amount of power generation and temperature control equipment it owns; (ii) enhancing existing customer relationships and attracting new business; (iii) opening new branch offices; (iv) acquiring rental service businesses; and (v) broadening the range of services it offers at existing branch offices.

     The Company will increase its available equipment by acquiring power generation and temperature control equipment with a significant portion of the net proceeds of the Offering. The Company expects to improve profit margins by reducing the proportion of rented equipment used in its business. In 1997, rental expense was $2,810,240, or 16% of revenue. Approximately 57% of the net proceeds of the Offering is expected to be used to acquire equipment of the types currently rented by the Company.

     The Company intends to extend customer relationships by selling multiple services to its existing customers, building relationships with affiliates of existing customers and attracting new business. The Company's customer relationships often begin with a single project or assignment, then evolve to a point where a customer may use the Company on a regular basis and for more extensive projects. For example, during 1997 Showpower provided services to several units of The Walt Disney Company, including Buena Vista, ABC, Disney Entertainment Projects (Asia Pacific) and ESPN.

     The Company intends to expand, domestically and internationally, by opening new branch offices and acquiring rental service businesses. Management believes that the three acquisitions completed and the corresponding branch offices opened since September 1996 (described below in this section) have allowed the Company to acquire additional large customers and expand its relationships with certain existing customers and have reduced equipment shipping expenses. Management believes that the Company's utilization of its available equipment can be enhanced by expanding its network of branch offices and managing its assets on a worldwide basis, including seasonal rotation of equipment. Typically, in selecting a new location for a branch office or acquisition, the Company considers such factors as metropolitan population, climate and seasonality, historical special events activity, quality and availability of existing electrical and temperature control infrastructures, and the availability of competitive rental services. Since the majority of the events served by the Company are held outdoors, the Company has given priority in its recent expansion to locations where temperatures are mild year-round.

     On March 17, 1997, the Company acquired Templine, a provider of temporary power and electrical distribution services to the entertainment industry, primarily in the United Kingdom and continental Europe. The acquisition of Templine enabled the Company to offer its rental services throughout Europe on a more cost-effective basis (e.g., by reducing ocean shipping costs), and to carry out sales and marketing activity on a more consistent basis with European customers as well as U.S. customers doing business in Europe.

     In September 1996, the Company opened a branch office in the Dallas metropolitan area following an acquisition of the assets of an electrical contracting and temporary power rental company. The Company has integrated the acquired assets and operations and has introduced temperature control services to service Texas and the surrounding region.

     In January 1998, the Company opened a branch office in the Miami metropolitan area following an acquisition of the assets of a temporary power generation and electrical services company. The Company is in the process of integrating the acquired assets and operations and expects to use the office to service southern Florida.

     The Company has formed a corporate joint venture, Showpower Brazil, to conduct business in Brazil. The Company owns 70% of Showpower Brazil, and its Brazilian partner, Transweg Ltda., owns the remaining 30%. The Company has agreed to contribute approximately $350,000 to the joint venture to fund start-up costs. As of March 31, 1998, the Company had incurred operating expenses of approximately $324,000 and anticipates funding the balance of its commitment by the end of the second quarter of 1998. The Company may incur additional capital expenditures in connection with Showpower Brazil in 1998, although it has no obligation to do so. Showpower Brazil opened a branch office in Rio de Janeiro in January 1998.

     The Company has no current agreements or commitments and is not currently engaged in active negotiations with respect to any acquisitions.

INDUSTRY OVERVIEW

     The Company believes that the worldwide market for temporary power, electrical distribution and temperature control rental services, for all applications, including entertainment, commercial and industrial uses, is increasing in size. The Company believes that the following trends will create growing opportunities for its services in domestic and international markets:

     Outsourcing. The Company believes that many businesses have recognized that renting equipment and obtaining support services from an 'outsource' such as the Company offers substantial cost savings and flexibility compared to ownership of such equipment and the need to establish in-house support capabilities.

     The increasing use of professionally produced events as part of corporate business communications and marketing strategies, including product launches and promotions, sales meetings and conferences. These types of corporate and special events incorporate a combination of communications elements and entertainment/theatrical components, including live performances, video walls, theatrical lighting and sophisticated audio systems. The Company believes that a growing awareness among corporations and event producers of the availability and cost effectiveness of rental support services will facilitate future growth in this market and increase demand for Showpower's services.

     The growth of corporate sponsorship of athletic and musical events, entertainment tours and attractions, festivals, charitable causes and the arts. Sponsors' use of temporary structures for retail, product demonstration or hospitality purposes creates demand for power, electrical distribution and temperature control services, especially in the context of large special events, such as the Olympics, the Superbowl and the World Cup.

     The growth of the television industry worldwide, including live and live-for-tape broadcasting of sports contests, award shows, music and other special events. The emergence of cable networks has increased the amount of broadcast capacity and programming. The Company believes that sports programming and specialized live programming, such as award shows and musical specials, are less costly to produce than regular programming. Broadcasters often choose to obtain generator-supplied power for qualitative reasons (e.g., superior stability of voltage and frequency, which enhances the performance of sensitive production and editing equipment) or quantitative reasons (e.g., power requirements exceed installed service) or to secure stand-by generators as protection against the possibility of utility power problems.

     Increased exports of live entertainment to locations around the world. Although the average number of large-scale concert tours has remained relatively stable, the itineraries of such tours have changed significantly and now regularly include venues in Asia, South America, South Africa and Central and Eastern Europe, where local power supplies are often unreliable. In addition, exports of touring theatrical and entertainment-related events are rising. Outside of North America and Western Europe, a limited number of modern performance venues and a general lack of adequate electrical and HVAC infrastructure creates demand for the Company's services.

SERVICES AND EQUIPMENT

     The Company differentiates itself from other equipment rental companies by providing fully integrated, value-added services, including planning, technical advice, customized installation, on-site operation and support personnel, maintenance and removal, in combination with rental equipment. Large-scale projects or concert tours can take several months to plan, requiring research and analysis, including site tours, development of technical specifications and performance standards, coordination with other service vendors, production of electrical drawings and assembly of equipment, which may be designed or configured to meet projects needs.

     The Company assembles equipment to meet the specific requirements of its customers. Because equipment is transported regularly to locations around the world and used in a wide variety of operating environments and climatic conditions, emphasis is placed on durability, transportability, noise levels, thermal efficiency and reliability. Many of the Company's rental power and temperature control units and most of the Company's electrical distribution equipment are assembled at its Rancho Dominguez, California headquarters and at

Templine's Bristol, England facility using components or subassemblies (engines, alternators, coils, cable and pumps) purchased from OEMs. Other generators, temperature control units and distribution equipment used by the Company are assembled by third-party suppliers, often to Showpower's specifications. Major suppliers include Caterpillar, Multiquip, Inc., Engine & Equipment Co., Inc., General Electric Company, Siemens and York International Corporation.

     Certain equipment is used principally to support 'local' rental operations, which typically involve transportation and installation within 300 miles of a Showpower branch office. Generally, local rental services involve smaller equipment systems and rentals of one week or less. The majority of the Company's rental assets are deployed in support of touring events or at specific large-scale project locations around the United States and around the world. The duration of such touring and large-scale events generally ranges from one week to more than 18 months. The Company attempts to maximize the utilization of its assets on a national and worldwide basis. To do so, Showpower regularly transfers assets and personnel from one branch office to another to meet increases or decreases in demand.

     The Company's power equipment consists of transportable, diesel-powered, electricity generator sets contained in acoustic enclosures, and related electrical distribution equipment that is used to transform and distribute electricity. Individual generators provided by Showpower range in power output from six kilowatts (kW) to 1,750 kW. Generators can be connected in parallel to increase total output; the Company has installed up to 28,000 kW of temporary generating capacity at a single location. All of the Company's generators are designed to operate at low noise levels (generally less than 60 db at 50 feet) and to meet applicable U.S. and international standards for emission and pollution control and are capable of providing power over a wide range of voltages and frequencies.

     Related electrical distribution equipment includes transformers, switchgear and cabling needed to transform voltage supplied by Showpower generators to the voltage requirements of its customers, to switch electricity between different voltages and to deliver power to end-use locations. The Company maintains distribution equipment inventories required for both U.S. and international electrical systems and that comply with all applicable domestic and international standards for electrical equipment and appliances.

     Temperature control equipment consists of water chillers, air handlers, air conditioners, heaters and combination air conditioning and heating units. Individual temperature control units range in capacity from one ton to 300 tons and can be connected in parallel to provide larger cooling capacities; the Company has installed up to 3,000 tons of cooling capacity at a single location. Individual electric heating units range in capacity from 15 kW to 250 kW and also can be combined to produce greater total output. Temperature control units are often powered by Showpower generators.

     Management believes that the basic diesel engine, electricity generation and temperature control technologies used by the Company are not likely to become obsolete for the foreseeable future. However, changes in environmental regulations require continuing improvements in emissions control and refrigerant technologies. Management generally concentrates its technological efforts on equipment design and assembly, while OEMs generally maintain responsibility for ensuring that their products meet established and developing environmental standards. See '--Governmental and Environmental Regulations.'

     To supplement its owned equipment, the Company regularly rents power generation and temperature control equipment from OEMs and their dealers and distributors. The duration of such rentals range from a single day to more than one year, generally with a month-to-month or shorter rental term. The related rental agreements often contain options to purchase the rental equipment, with a percentage of the monthly rent being applied toward the purchase price. Although numerous sources of rental equipment exist, the Company has established close working relationships with Caterpillar and the Caterpillar Dealers as primary suppliers of rental equipment. The Company expects to maintain these relationships in the future.

CUSTOMERS

     The Company serves customers in three key markets of the entertainment and related industries:

          Corporate and Special Events. Customers in this category include corporations, business communications firms, advertising and marketing firms, event producers, lighting and set designers, event planners, public relations firms, state or federal governments, and political, not-for-profit, spiritual and religious organizations. The Company has provided services for many prominent event producers and communications firms, including Robert Isabel, Harris Productions, Merv Griffin Productions, Visual Services, Inc., Caribiner International, Don Misher, and Momentum IMC. Showpower's systems also have been used by or in events for Nike, Inc., Cirque de Soleil, Buena Vista Pictures, AT&T Corporation, Microsoft Corporation, The Gap, Pope John Paul II, Republican National Convention, Deutsche Telekom, Inc., General Motors Corporation, Macy's, NASCAR, Georgio Armani, Paramount Pictures Corporation, Viacom, the 1997 Presidential Inauguration, Nissan, Bell South, Penske Motorsports, the Hong Kong Handover Ceremonies, the National Football League and the United States Tennis Association.

          Concert Touring. The Company provides power and/or temperature control services for the worldwide concert tours of such artists as The Rolling Stones, U2, Elton John, Billy Joel, Yanni, The Three Tenors, Guns 'n Roses, Luis Miguel, Michael Jackson, Janet Jackson, Madonna , Jimmy Buffet, Paul McCartney, the Eagles, Fleetwood Mac, Tina Turner, Aerosmith, Spice Girls, KISS, Bruce Springsteen, Pink Floyd, Oasis, Whitney Houston, Garth Brooks and David Bowie, as well as touring and single-location festivals, including Lollapalooza, Horde, Warped, Amnesty International World Tour, Woodstock 1994, the Glastonbury (England) Festival, Rock in Rio, Free Jazz (Brazil), and numerous outdoor classical and orchestral performances.

          Television and Film. Showpower has provided power and/or temperature control services for NBC, ABC, CBS, Fox, HBO, ESPN, TBS, Showtime, BBC, TV Globo, NHK, UPN, The Golf Channel, MTV, Nickelodeon and VH1 in connection with more than 500 live broadcast events, including power for all of NBC's site broadcasts from the Atlanta Olympic Games and from the World Track and Field Championships in Athens, all scheduled broadcasts for The Golf Channel, and coverage of professional sports contests, political conventions, criminal trials, presidential debates and the 1997 Presidential Inauguration. The Company has provided services for or in connection with award shows (Grammy's, MTV Music Awards, European Music Awards), and pay-per-view and HBO special broadcasts (Garth Brooks in Central Park, professional boxing). The Company provided power to CBS during the 1998 Winter Olympic Games in Nagano, Japan and has contracted to provide power and temperature control services to the organizing committee of World Cup '98 in France. The Company has recently begun providing services to the feature film market, where power and/or temperature control services are required on location, in studios and at special effects facilities. Recent film projects have included Volcano, Dante's Peak, Starship Troopers, Broken Arrow and Godzilla.

     The Company provided services to more than 500 customers in 1997. In 1996, two customers comprised 11% and 10% of the Company's revenue, respectively, and another customer accounted for more than 10% of the Company's revenue during 1997. The 10 largest customers of the Company accounted for 56% and 47% of the Company's revenue during the same periods.


MARKETING AND SALES

     The Company's Chief Executive Officer directs Showpower's overall marketing activities, identifies new end- markets and develops selected new business prospects. The Company's salesforce currently consists of six full-time employees with an average of six years experience. The salesforce concentrates on cultivating and developing long-term relationships with customers and communicating the Company's technical strengths and ability to solve customers' power and temperature control needs. Certain sales personnel specialize in selected markets (e.g., special events or broadcasting), or are responsible for specified geographic areas. Managers of branch offices handle local sales as part of their overall responsibility.

     The Company's marketing efforts are intended to create increased awareness of the Company's services within relevant customer groups. The Company uses brochures, participates in bid processes, attends trade shows and advertises in trade publications as elements of its marketing strategy.

TRAINING

     Management believes highly trained, experienced and motivated employees are critical to the Company's success as a value-added service provider. The Company has established a training curriculum, under which each operating employee receives a minimum of 35 hours of classroom training per year, in addition to on-the-job training under the supervision of crew chiefs. New employees typically are assigned first to warehouse, maintenance or fabrication positions before progressing to positions involving installation and operation of power or temperature control equipment at project sites or in conjunction with concert tours.

     The Company organizes project teams to execute large projects and tours. Project teams typically consist of a project manager and one or more technicians. A project manager is responsible for planning, budgeting and pricing, installation, operation and ongoing liaison with a customer's production personnel. A Showpower employee generally must have at least two years of service with the Company before promotion to the position of project manager. The Company's current project managers have an average of seven years experience with Showpower.

MAINTENANCE PROGRAM

     The Company is responsible for repairing and maintaining its owned and rented equipment. Showpower's preventive maintenance program establishes a schedule of procedures customized to each equipment type and application. Showpower establishes schedules that result in the performance of preventive maintenance procedures at shorter intervals than are recommended by OEMs from which the Company acquires components and equipment. Management and personnel responsible for equipment operation meet regularly to review equipment performance and maintenance procedures and to make modifications when needed. Repairs and maintenance are performed at the Company's branch offices or at project sites by Showpower employees or by authorized OEM dealers. Overhauls and upgrades are performed at the Company's Rancho Dominguez, California and Bristol, England facilities. Warranty repairs are generally the responsibility of OEMs.

GOVERNMENT AND ENVIRONMENTAL REGULATION

     The Company and its operations are subject to numerous federal, state and local rules and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation and treatment and disposal of hazardous substances and wastes. Under laws and regulations relating to air emissions, the Company is required to operate equipment within strict standards, and is required in certain areas, such as southern California, to obtain operating permits for individual generator sets. The Company expects that it, and other operators of equipment utilizing diesel engines, will, in the future, become subject to stricter air emissions standards, including requirements that engine manufacturers produce cleaner-running products. Based on current laws and regulations, the Company believes that it is in compliance with such laws and regulations and that its policies, practices and procedures are designed to prevent unreasonable risk of environmental damage or violation of environmental laws and regulations and any resulting financial liability to the Company. Further, the Company is not aware of any federal, state or local laws or regulations that have been enacted or adopted, the compliance with which would have a material adverse effect on the Company's results of operations or that would require the Company to make any material capital expenditures. No assurance can be given that future changes in such laws or regulations or changes in the nature of the Company's operations or the effects of activities of prior occupants or activities at neighboring facilities will not have an adverse impact on the Company's operations.

INTELLECTUAL PROPERTY

     The Company does not own any patents. The Company has registered trademarks for the Showpower name and Showpower logo in the United States, Japan and Brazil and has applied for registration in the European Union. The Company intends to protect its distinctive name and logo throughout the areas of the world where it maintains a presence and, accordingly, will expand trademark and service mark registrations as foreign operations increase.

COMPETITION

     The Company believes that the temporary power and temperature control rental services market is both highly competitive and fragmented. Showpower faces significant competition in virtually all of its markets from general equipment rental companies, specialized equipment rental companies, and OEMs and their dealers or distributors. The Company also faces competition from utility companies and from local and national electrical and HVAC contractors. Company believes that Aggreko Ltd., a power, temperature control and air compressor equipment rental company based in the U.K., provides services that are the most comparable in type and scope to those of Showpower. Aggreko Ltd. is substantially larger than the Company and has a total of over 70 depots in more than 20 countries worldwide.

     There are no significant barriers to entry into the power generation or temperature control rental markets. Competition is based primarily on the availability of equipment, price, reputation and service quality and capabilities. Many of the Company's competitors are larger and have greater financial and other resources than the Company.

     Showpower believes that its principal competitive strengths are its: (i) established reputation and the relationships that it has developed with customers in the entertainment and related industries; (ii) ability to provide planning, rental, technical and personnel support services on a fully integrated basis; (iii) ability to seek out and manage a large number of projects simultaneously; and (iv) ability to assemble and rapidly deploy complex equipment systems throughout the world. The Company also believes that it has an advantage over general equipment rental firms, and rental firms specializing in serving industrial and commercial customers, where management believes that service requirements and performance expectations are less stringent.

LEGAL PROCEEDINGS

     The Company is involved from time to time in various routine legal proceedings incidental to its business. The Company is not engaged in any legal proceeding that is expected to have a material adverse effect on the results of operations or financial position of the Company.

EMPLOYEES

     As of December 31, 1997, the Company had approximately 135 full-time employees. The Company also engages personnel, from time to time, on a part-time or project-by-project basis. None of the Company's employees is covered by a collective bargaining agreement. The Company believes that its relationship with its employees is satisfactory.

PROPERTIES

     The Company leases all of its facilities, including its executive offices and main shop and warehouse facility in Rancho Dominguez, California, supplementary warehouse space near its headquarters, and regional offices in Richardson, Texas; Scotch Plains, New Jersey; Fort Lauderdale, Florida; Bristol, England; Rio de Janeiro, Brazil and an administrative office in Irvington, New York. The Company has agreed to lease a new headquarters and warehouse facility in Rancho Dominguez, California. Current lease terms range from one to six years. The Company believes all of its facilities are in good operating condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

NAME                             AGE   POSITION
------------------------------   ---   -------------------------------------------------------
John J. Campion                  35    Chief Executive Officer and Director
Laurence Anderson                35    President
Stephen R. Bernstein             42    Executive Vice President--General Counsel and Secretary
Gary M. Rosner                   38    Vice President--Operations
Michael W. Crabbe                41    Vice President--Chief Financial Officer
Jeffrey B. Stone                 42    Chairman of the Board
Joseph A. Ades                   36    Director
Robert E. Masterson              52    Director
David C. Bernstein               40    Director
Vincent A. Carrino               42    Director designee*
Eric C. Jackson                  53    Director designee*

------------------
* The Board of Directors has elected Messrs. Carrino and Jackson to, and they have agreed to become members of, the Board of Directors effective upon consummation of the Offering.

     JOHN J. CAMPION has served as Chief Executive Officer of the Company since its founding in 1991. He has served as a director of the Company from March 1991 to May 1996 and from December 1997 to the present.

     LAURENCE ANDERSON has served as President since August 1996 and prior thereto as a Vice President since 1991.

     STEPHEN R. BERNSTEIN has served as Executive Vice President, General Counsel and Secretary of the Company since May 1996. From July 1991 to May 1996, he served as Executive Vice President and General Counsel of Rock-It-Cargo, USA, Inc., a freight forwarding and logistics company. From June 1994 to May 1995, he was an officer of Viscount Air Services, Inc., a passenger charter airline, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in January 1996.

     GARY M. ROSNER has served as Vice President/Operations of the Company since May 1991.

     MICHAEL W. CRABBE has served as Chief Financial Officer of the Company since December 1997. From November 1996 to July 1997 Mr. Crabbe served as Vice President Finance, Chief Financial Officer of Industrial Wire Products. From January 1996 to October 1996, he served as Assistant Controller, Sony Television Entertainment and from November 1988 to October 1996 served as Vice President, Controller with E! Entertainment Television, Inc. Prior to October 1988, Mr. Crabbe held the position of Senior Manager with Deloitte & Touche LLP. He is a certified public accountant.

     JEFFREY B. STONE became Chairman of the Board of the Company in May 1996. He has been the President of Ironhorse Ventures, Inc., a private investment firm, since November 1992. Mr. Stone served as Chairman of the Board of Darling International Inc., a food byproducts co-processor, from January 1993 to March 1994 and as its interim Chief Executive Officer from January 1994 to March 1994. Mr. Stone is also an advisory director of Stewart Information Services Corporation, a title insurance and real estate information company.

     JOSEPH A. ADES became a director of the Company in May 1996. Since 1991, he has been a partner in ABI Management Partners, a private investment firm.

     ROBERT E. MASTERSON has served as a director of the Company since May 1996, and previously served in the same capacity from 1991 to 1995. He has been the Chief Executive Officer of Service Data Corporation, a data processing service company, since 1991, and previously served as President of American Express Travel Management Services, President and Chief Executive Officer of American Express Data Base Services, Inc., and President and Chief Executive of First Data Resources, Inc.

     DAVID C. BERNSTEIN became a director of the Company in 1991, and served as Chairman of the Board from 1991 to May 1996. He has served as Chief Executive Officer of Rock-It-Cargo, USA, Inc., a freight forwarding and logistics company, since 1985. From June 1994 to January 1996, he was the chief executive officer of Viscount Air Services, Inc., a passenger charter airline, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in January 1996.

     VINCENT A. CARRINO is President of Brookhaven Capital Management, Inc., an investment management company which he founded in 1986. Mr. Carrino is also a director of Rentway, Inc., an operator of rent-to-own stores.

     ERIC C. JACKSON is the Chairman and Chief Executive Officer of Great Basin Companies, a group of truck dealerships which he founded in 1976. He is also a director of Intrenet, Inc., a holding company for truckload motor carriers.

     STEPHEN R. BERNSTEIN is the brother of David C. Bernstein. Jeffrey B. Stone is the brother-in-law of Joseph A. Ades.

     Effective upon the consummation of the Offering, the directors will be divided into three classes with staggered three-year terms. The term of the first class will expire at the 1999 annual meeting of stockholders and the terms of the second and third classes will expire at the 2000 and 2001 annual meetings, respectively. The terms of the Company's current and proposed directors will expire as follows: Messrs. David C. Bernstein, Masterson and Stone--1999; Messrs. Carrino and Jackson--2000; and Messrs. Ades and Campion--2001.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Board of Directors of the Company has established an audit committee (the 'Audit Committee') effective upon consummation of the Offering. The Audit Committee, which will consist of Messrs. Carrino and Jackson, will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

     Compensation Committee. The Board of Directors' Compensation Committee currently consists of Messrs. Ades and Masterson and will consist of Messrs. Ades and Jackson effective upon consummation of the Offering. The Compensation Committee is responsible for approving compensation for executive officers and for administering the Company's 1998 Stock Option and Incentive Plan.

DIRECTOR COMPENSATION


     Other than Mr. Stone, Chairman of the Board, directors historically have not received any compensation for their services as directors. Mr. Stone's arrangement with the Company is described below. Directors receive reimbursements of expenses incurred in attending meetings. After the Offering, non-employee directors are expected to receive compensation in the form of annual grants of options to purchase 1,000 shares of Common Stock.

EXECUTIVE COMPENSATION

     The following table shows compensation paid for the year ended December 31, 1997 to (i) the Chief Executive Officer and (ii) the Company's three other most highly compensated individuals who were serving as officers on December 31, 1997 and whose salary and bonus exceeded $100,000 for the year ended December 31, 1997 (collectively, the 'Named Executive Officers').


                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                 -------------------
                                             ANNUAL COMPENSATION                  RESTRICTED STOCK
                                   ---------------------------------------             AWARDS
                                                            OTHER ANNUAL         -------------------       ALL OTHER
       NAME AND POSITION            SALARY      BONUS      COMPENSATION(1)          $        SHARES     COMPENSATION(2)
--------------------------------   --------    --------    ---------------       --------    -------    ---------------
John J. Campion,
  Chief Executive Officer.......   $240,000    $133,333        $28,135           $256,170     77,260        $ 9,868
Laurence Anderson,
  President.....................    150,000      66,667         11,847            170,780     51,507          4,376
Stephen R. Bernstein,
  Executive Vice President......    148,990          --          5,179                 --         --          4,928
Gary M. Rosner,
  Vice President/Operations.....     79,039      27,500          9,101                 --         --          2,371


------------------
(1) Represents club membership and/or automobile allowance.

(2) Represents matching contributions by the Company to the Company's 401(k) tax deferred savings plan (the '401(k) Plan') for the benefit of the executive, and life insurance.

EMPLOYMENT CONTRACTS

     Each of Messrs. Campion, Anderson, Stephen R. Bernstein and Jeffrey B. Stone has entered into an employment agreement with the Company.


     The employment agreement with Mr. Campion provides for his employment as Chief Executive Officer at an annual base salary of $240,000, plus a bonus to be awarded annually of not less than 6.67% of the Company's earnings before income taxes, plus depreciation, amortization and interest expense minus principal payments, interest expense, capital lease payments and capital investments as provided in the employment agreement. The agreement with Mr. Campion expires in May 2001.

     The employment agreement with Mr. Anderson provides for his employment as President at an annual base salary of $150,000, plus a bonus to be awarded annually of not less than 3.33% of the Company's earnings before income taxes, plus depreciation, amortization and interest expense minus principal payments, interest expense, capital lease payments and capital investments as provided in the employment agreement. The agreement with Mr. Anderson expires in May 1999.

     The employment agreement with Mr. Bernstein provides for his employment as Executive Vice President at an annual base salary of $150,000, plus a bonus to be awarded annually at the discretion of the Board. The agreement with Mr. Bernstein expires in June 1999.

     The employment agreement with Mr. Stone provides for his employment as Chairman at an annual base salary of $12,000, plus a bonus to be awarded annually at the discretion of the Board. The agreement with Mr. Stone expires in May 2000.

     These employment agreements entitle these executive officers to participate in the health, insurance, pension and other benefits, if any, generally provided to employees of the Company. The employment agreements also contain covenants prohibiting the solicitation of employees and the solicitation of customers and vendors during certain periods and covenants prohibiting the improper disclosure of confidential information at any time. The employment agreements also provide that the executive officer, with certain exceptions, until three years after the termination of employment with the Company, may not participate in any capacity in any business activities with respect to the power, electrical distribution and temperature control equipment rental or services businesses, and such other businesses as the Company may conduct from time to time.

     The Company may terminate the employment of the executive officers upon death or extended disability or for cause (as defined). If employment is terminated by the Company without cause, the Company must pay the executive officer's salary and health and insurance benefits until the scheduled termination date of the employment agreement.

1998 STOCK OPTION AND INCENTIVE PLAN

     Effective January 1, 1998, the Board of Directors and the stockholders of the Company adopted the 1998 Stock Option and Incentive Plan (the '1998 Stock Option Plan'). Under the 1998 Stock Option Plan, the Company may award stock options and performance shares to employees and directors of the Company. The aggregate number of shares of Common Stock that may be awarded under the 1998 Stock Option Plan is 565,500, subject to adjustment in certain events. No individual participant may receive awards for more than 141,375 shares in any calendar year.

     The 1998 Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the terms of the 1998 Stock Option Plan, the Compensation Committee will have the sole discretion and authority to select persons to whom awards will be made, to designate the number of shares to be covered by each award, to establish vesting schedules, to specify all other terms of the awards (subject to certain restrictions) and to interpret the 1998 Stock Option Plan.

     With respect to stock options that are intended to qualify as 'incentive stock options' under Section 422 of the Code, the option price must be at least 100% (or, in the case of a holder of more than 10% of the total combined voting power of the Company's stock, 110%) of the fair market value of a share of Common Stock on the date of the grant of the stock option. The Compensation Committee will establish the exercise price of options that do not qualify as incentive stock options ('non-qualified stock options') at the time the options are granted which may not be less than 85% of their market value. No incentive stock option may be exercised more than 10 years (or, in the case of a holder of more than 10% of the total combined voting power of the Company's stock, five years) from the date of grant or such shorter period as the Compensation Committee may determine from the date it is granted. Non-qualified stock options may be exercised during such period as the Compensation Committee determines at the time of grant, which period may not be more than 10 years from the date of grant. The Compensation Committee may also make awards of performance shares, in which case the grantee would be granted shares of Common Stock, subject to the Company's satisfaction of such performance goals over such period of time as the Compensation Committee specifies.


     On May 19, 1998, the Compensation Committee granted non-qualified stock options to employees under the 1998 Stock Option Plan for an aggregate of 479,563 shares of Common Stock, effective at the closing date of the Offering. Each of such options has an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus and has a term of 10 years. The options vest in three equal annual installments commencing on the date of consummation of the Offering. Included in these grants were grants of options to purchase 141,375 shares to Mr. Campion, 70,688 shares to Mr. Anderson, 25,000 shares to Stephen R. Bernstein and 25,000 shares to Mr. Rosner.


401(K) PLAN

     Upon completion of one year of employment, all Company employees are eligible to participate in the 401(k) Plan and may make elective salary reduction contributions to the 401(k) Plan of up to 15% of their annual compensation, subject to a dollar limit established by law. In addition, the Company provides a matching contribution of up to 50% of the employee's contribution, subject to a maximum of six percent of the employee's salary. Participants are fully vested at all times in the amounts they contribute to the 401(k) Plan; however amounts contributed by the Company are subject to vesting over a five-year period. The Company's contributions are tax deductible to the Company. Benefits under the 401(k) Plan generally become payable upon retirement, death or disability.

                              CERTAIN TRANSACTIONS

     The Company has historically engaged in transactions with entities controlled by its stockholders and their affiliates. It is anticipated that, subsequent to the Offering, the Company will continue to engage in certain of these transactions if economically advantageous to the Company. Future related party transactions will be subject to the review and approval of the Company's Audit Committee, which will be composed exclusively of the Company's outside directors, and such transactions will be on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

TRANSACTIONS WITH OFFICERS

     In May 1996, the Company issued and sold 405,086 shares of Common Stock to eight investors, including Stephen R. Bernstein, for an aggregate purchase price of $1,370,000.

     In March 1997, the Company issued and sold 754,000 shares of Common Stock to existing stockholders, including three directors and four officers of the Company, and seven additional investors for an aggregate purchase price of $2,500,000. In connection with this transaction, the Company loaned Messrs. Campion, Anderson and Stephen R. Bernstein an aggregate of $457,270 to purchase shares of Common Stock. The loans are evidenced by promissory notes which mature in 2002, bear interest at the rate of 6.25% per annum and are secured by a pledge of other shares of Common Stock owned by the makers of the notes. Interest and principal is payable at maturity of the notes. The principal obligation outstanding at December 31, 1997 was as follows: Mr. Campion-- $229,763; Mr. Anderson--$113,338 and Stephen R. Bernstein--$114,169.

     During the fourth quarter of 1997, the Company extended interest-free advances to two executive officers in the aggregate account of $90,340 in anticipation of salary and bonus payments. As of the date of this Prospectus, all such advances have been repaid.

ROCK-IT CARGO, USA, INC. AND AIR APPARENT, INC.

     During 1996 and 1997, the Company purchased freight forwarding services in the amounts of $218,704 and $217,098, respectively, from Rock-It Cargo, USA, Inc., which is an affiliate of David C. Bernstein, a director of the Company, and Mr. Masterson, a director of the Company. During 1996 and 1997, the Company purchased travel agency services, primarily in the form of airline tickets, in the amounts of $109,619 and $117,607, respectively, from Air Apparent, Inc., which is an affiliate of David C. Bernstein and Mr. Masterson, and Andrew Dietz and Donna Dietz, two stockholders of the Company. The Company believes that all of the foregoing transactions were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and any entities controlled by directors and shareholders of the Company will also be on terms believed to be no less favorable to the Company than could be obtained from unrelated third parties.

NOTES PAYABLE TO STOCKHOLDERS


     At January 1, 1996, the Company had outstanding notes payable to stockholders in the aggregate principal amount of $1,406,709 bearing interest at rates of 10% and 15% with principal and interest payable monthly and due on various dates through May 31, 2000. Certain of the notes were secured by equipment. The stockholders elected, effective May 1996, to receive interest-only payments on these notes. During 1996, interest and principal paid to David C. Bernstein, Stephen R. Bernstein and Messrs. Masterson and Dietz were $20,291, $3,324, $196,658 and $9,969, respectively. The notes were paid in full in January 1997 with the proceeds of long-term debt as follows: Mr.Masterson-- $1,117,595; David C. Bernstein--$139,455; Stephen R. Bernstein--$17,366 and Mr. Dietz--$52,108. In addition, in March and April 1996, Mr. Masterson loaned the Company an aggregate of $620,000, which was repaid in May 1996 with interest of $9,092.

MODULAR ENERGY SYSTEMS (IRELAND), LTD.

     During 1996, the Company purchased from Modular Energy Systems (Ireland), Ltd. intellectual property rights relating to mobile generating equipment and control systems for $66,945. Modular Energy Systems (Ireland), Ltd. is beneficially owned by Mr. Campion.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of May 22, 1998, certain information with respect to the beneficial ownership of the Common Stock by: (i) each person (or group of affiliated persons) known by the Company to own beneficially more than five percent of the outstanding Common Stock; (ii) each director of the Company; (iii) the Named Executive Officers; and (iv) all directors and executive officers as a group. Information is set forth on both a pre-Offering and a post-Offering basis. Except as indicated in the footnotes to this table, the persons named in the table, based on information provided by such persons, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                               PERCENTAGE OF TOTAL SHARES(1)
                                                           SHARES OF         ---------------------------------
                                                         COMMON STOCK
              NAME OF BENEFICIAL OWNER                 BENEFICIALLY OWNED    BEFORE OFFERING    AFTER OFFERING
----------------------------------------------------   ------------------    ---------------    --------------
John J. Campion.....................................          251,310(1)           12.0%              7.6%
Laurence Anderson...................................          127,575(2)            6.2               3.9
Stephen R. Bernstein................................          146,165(3)            6.9               4.4
Jeffrey B. Stone....................................          354,828              17.4              10.9
Joseph A. Ades......................................          208,952(4)           10.2               6.4
Robert E. Masterson.................................          244,329              12.0               7.5
David C. Bernstein..................................          180,093(5)            8.8               5.6
Michael E. Crabbe...................................            8,333(6)            *                 *
Gary M. Rosner......................................            8,333(7)            *                 *
Vincent A. Carrino**................................          150,800(8)            7.4               4.6
Eric C. Jackson**...................................           75,493               3.7               2.3
Albert J. Ades......................................          208,952(4)           10.2               6.4
All directors, director designees and executive
  officers as a group (12 persons)..................        1,900,843(9)           88.9              57.0

------------------
 *  Less than 1%

**  Director designee

(1) Mr. Campion shares voting and investment power with respect to 126,925 shares with his spouse. Includes 77,261 shares granted by the Company as a Restricted Stock Award, which are subject to certain forfeiture provisions until March 18, 2000. Includes 47,125 shares issuable upon the exercise of options which become exercisable within 60 days.

(2) Mr. Anderson shares voting and investment power with respect to 52,505 shares with his spouse. Includes 51,507 shares granted by the Company as a Restricted Stock Award, which are subject to certain forfeiture provisions until March 18, 2000. Includes 23,563 shares issuable upon the exercise of options which become exercisable within 60 days.

(3) Includes 20,159 shares owned by a family trust of which Mr. Bernstein is a trustee. Mr. Bernstein has sole voting power but shares investment power with respect to such 20,159 shares. Includes 8,333 shares issuable upon the exercise of options which become exercisable within 60 days.

(4) Includes 60,320 shares owned by a general partnership of which Mr. Ades is a partner. Mr. Ades shares voting and investment power with his partners with respect to such 60,320 shares.

(5) Mr. Bernstein shares voting and investment power with respect to these shares with his spouse.

(6) Includes 8,333 shares issuable upon the exercise of options which become exercisable within 60 days.

(7) Includes 8,333 shares issuable upon the exercise of options which become exercisable within 60 days.

(8) Includes 120,640 shares owned by two limited partnerships, the general partner of which is a corporation controlled by Mr. Carrino.

(9) Includes 95,687 shares issuable upon the exercise of options which become exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.


     The authorized capital stock of the Company consists of 6,500,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. As of May 22, 1998, there were 2,041,848 shares of Common Stock issued and outstanding and no shares of Preferred Stock outstanding. Upon consummation of the Offering, and assuming no exercise of the Underwriters' over-allotment option, there will be 3,241,848 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. An additional 474,563 shares of Common Stock will be issuable upon exercise of outstanding options granted under the 1998 Stock Option Plan and 120,000 shares of Common Stock will be issuable upon exercise of the Representative Warrants.


COMMON STOCK

     Each holder of Common Stock is entitled to one vote per share of record on all matters to be voted upon by the stockholders. Holders will not have cumulative voting rights in connection with the election of directors or any other matter. Subject to the preferential rights of any Preferred Stock that may at the time be outstanding, each share of Common Stock will have an equal and ratable right to receive dividends when, if and as declared from time to time by the Board of Directors out of funds legally available therefor. The Company has been, and may in the future be, subject to certain agreements which restrict the payment of dividends. The Company does not anticipate paying cash dividends in the foreseeable future. See 'Dividend Policy.'

     In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of any Preferred Stock that may at the time be outstanding. Holders of Common Stock have no preemptive or redemption rights and are not subject to further calls or assessments by the Company. All of the currently outstanding shares of Common Stock are, and all of the shares of Common Stock to be issued and sold in the Offering will be, immediately upon consummation of the Offering, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, will be able to issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The Company has no present plans to issue any Preferred Stock.

REPRESENTATIVE WARRANTS


     The Company has agreed to sell to the Representative or its designees, for nominal consideration, the Representative Warrants to purchase an aggregate of 120,000 shares of Common Stock. The shares of Common Stock subject to the Representative Warrants will be in all respects identical to the shares of Common Stock offered to the public hereby. The Representative Warrants will be exercisable for a four-year period commencing one year after the date hereof at a per share exercise price equal to 150% of the public offering price of the Common Stock. The Representative Warrants will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date hereof, except to officers or partners of the Representative or those of the Underwriters. The Representative Warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of shares that may be purchased upon the occurrence of certain events. The Representative Warrants may be exercised by paying the exercise price in cash, through the surrender of shares of Common Stock, through a reduction in the number of shares covered thereby, or by using a combination of such methods.

DELAWARE LAW AND LIMITATIONS ON CHANGES IN CONTROL

     Section 203 of the DGCL prevents an 'interested stockholder' (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a 'business combination' (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66-2/3 of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The Company's Certificate of Incorporation provides that at any time when the Board of Directors consists of six or more members, a majority of the Board of Directors may divide the Board into three classes, with each class serving 'staggered' terms of office of three years.

     The Company's Bylaws generally require advance notice of any action to be proposed at any meeting of stockholders and set forth other specific procedures, including advance notice, for the nomination of a person to the Board of Directors when such person is nominated other than at the direction of the Board.

     The provisions of the DGCL, Certificate of Incorporation and Bylaws described above, together with the ability to issue Preferred Stock without further stockholder action could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management.

LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY

     The Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws. The Certificate of Incorporation of the Company generally provides that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a 'Proceeding') by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by him in connection with such Proceeding.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     Upon consummation of the Offering, there will be 2,572,652 shares of Common Stock available for future issuance without stockholder approval (assuming no exercise of the Underwriters' over-allotment option). These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. The Company does not currently have plans to issue additional shares of capital stock, other than shares of Common Stock which may be issued upon the exercise of outstanding options or warrants. See 'Shares Eligible for Future Sale.'

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, NY.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, 3,241,848 shares of Common Stock will be outstanding (3,421,848 shares if the over-allotment option is exercised in full). Of these shares, the 1,200,000 shares of Common Stock sold in the Offering (1,380,000 shares if the over-allotment option is exercised in full) will be freely tradeable under the Securities Act, except that any shares of Common Stock purchased by affiliates of the Company ('Affiliates'), as that term is defined in Rule 144 under the Securities Act ('Rule 144'), may generally be sold only in compliance with the limitations of Rule 144 described below. The remaining 2,041,848 shares of Common Stock (the 'Restricted Shares') held by existing stockholders were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and may be restricted securities within the meaning of Rule 144.

     In general, under Rule 144 as currently in effect, beginning after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her Restricted Shares for at least one year from the date those Restricted Shares were acquired from the Company or an Affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed certain volume restrictions, provided that certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed from the date any Restricted Shares were acquired from the Company or an Affiliate, a stockholder that is not an Affiliate at the time of sale and has not been an Affiliate for at least three months prior to the sale is entitled to sell those shares without compliance with the above-referenced requirements of Rule 144. An Affiliate must comply with the volume restrictions and the other requirements referred to above whenever that Affiliate sells any securities of the Company.

     Following consummation of the Offering, the Company intends to register on Form S-8 under the Securities Act 565,500 shares of Common Stock reserved for issuance under the 1998 Stock Option Plan. Shares registered on Form S-8 will be available for resale in the open market subject to the limitations applicable to Affiliates as provided in Rule 144.

     The Company and certain of its existing stockholders have agreed that they will not, directly or indirectly, without the prior written consent of the Representative for a period of one year after the date of this Prospectus sell, contract to sell pledge, grant any option for the sale of, or otherwise transfer or dispose of, or cause the transfer or disposition of, any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock or exercise any registration rights with respect to any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock. The foregoing restrictions do not apply to grants or awards by the Company under the 1998 Stock Option Plan. The Representative may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to such restrictions therefrom, although it has no present intention of doing so. See 'Underwriting.'

     Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that future sales of shares of Common Stock, including Restricted Shares, or the availability of shares of Common Stock, including Restricted Shares, for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of a substantial number of Restricted Shares in the public market following the Offering, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the 'Underwriting Agreement'), the Underwriters named below, acting through Prime Charter Ltd., as Representative, have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, an aggregate of 1,200,000 shares of Common Stock. The Underwriting Agreement provides that the Underwriters' obligations to pay for and accept delivery of those shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of those shares of Common Stock if any shares are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Underwriting Agreement.

                                                                                                        NUMBER OF
UNDERWRITER                                                                                              SHARES
------------                                                                                            ---------
Prime Charter Ltd....................................................................................

                                                                                                        ---------
     Total...........................................................................................   1,200,000
                                                                                                        ---------
                                                                                                        ---------

     The Underwriters propose to offer the shares of Common Stock offered hereby to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers, who are members of the National Association of Securities Dealers, Inc. (the 'NASD'), at such price less a concession not in excess of $.__ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.__ per share to other dealers who are members of the NASD. After the commencement of the Offering, the public offering price, the concession and the reallowance may be changed.


     The Company has agreed to pay the Representative a non-accountable expense allowance of 3% of the aggregate offering price of the shares of Common Stock offered hereby (including any shares of Common Stock purchased pursuant to the over-allotment option), of which $100,000 has been paid by the Company to cover some of the due diligence expenses and underwriting costs related to the Offering. The Company has also agreed to pay the fees and expenses of counsel to the Underwriters up to a maximum of $145,000.

     The Company has agreed to indemnify the Underwriters against certain liabilities in connection with the Offering, including liabilities under the Securities Act.


     The Company has agreed to sell to the Representative or its designees, for nominal consideration, the Representative Warrants to purchase an aggregate of 120,000 shares of Common Stock. The shares of Common Stock subject to the Representative Warrants will be in all respects identical to the shares of Common Stock offered to the public hereby. The Representative Warrants will be exercisable for a four-year period commencing one year after the date hereof at a per share exercise price equal to 150% of the public offering price of the Common Stock. The Representative Warrants will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date hereof, except to officers or partners of the Representative or those of the Underwriters. During the period beginning one year from the consummation of the Offering and ending seven years after the date hereof, the holder of the Representative Warrants may require the Company to register for resale to the public the shares of Common Stock issued or issuable upon exercise of the Representative Warrants. Such demand registration right may be exercised once during such period. In addition, during such period the Company has agreed to include such shares of Common Stock in any appropriate registration statement which is filed by the Company. The Representative Warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of shares that may be purchased upon the occurrence of certain events. The Representative Warrants may be exercised by paying the exercise price in cash, through the surrender of shares of Common Stock, through a reduction in the number of shares covered thereby, or by using a combination of such methods.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus to purchase up to 180,000 additional shares of Common Stock at the public offering price, less the underwriting discounts and commissions and a pro-rata portion of the non-accountable expense allowance. The Underwriters may exercise this option solely to cover over-allotments, if any, made in the sale of the shares of Common Stock offered hereby. To the extent that this option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the percentage of shares of Common Stock it was originally obligated to purchase pursuant to the Underwriting Agreement.

     The Common Stock has been approved for listing on The American Stock Exchange under the symbol 'SHO,' subject to notice of issuance.

     Prior to this Offering, there has been no public market for the Common Stock. Accordingly, the public offering price for the Common Stock was determined by negotiation among the Company and the Representative. Among the factors considered in determining the public offering price were the services, the experience of management, the economic conditions of the Company's industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to the Company and other relevant factors. There can be no assurance, however, that the prices at which the Common Stock will sell in the public market after this Offering will not be lower than the price at which the shares of Common Stock are sold by the Underwriters.

     Until the distribution of Common Stock in this Offering is completed, rules of the Securities and Exchange Commission (the 'Commission') may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representative is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. If the Underwriters create a short position in the Common Stock in connection with this Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representative may reduce the short position by purchasing Common Stock in the open market. The Representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The Representative may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representative purchases shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, it may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this Offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discouraged resales of any security. Neither the Company nor any of the Underwriters makes any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representative will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Company and its existing stockholders who beneficially own 5% or more of the outstanding shares of Common Stock, have agreed that they will not, directly or indirectly, without the prior written consent of the Representative, for a period of twelve months after the date of this Prospectus sell, offer to sell, solicit an offer to buy, contract to sell, pledge, grant any option for the sale of, or otherwise transfer or dispose of or cause the transfer or disposition of, any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock or exercise any registration rights with respect to any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock. The foregoing restrictions do not apply to grants or awards under the Company's Stock Option Plan. See 'Shares Eligible for Future Sale.'

                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Baker & Daniels, Indianapolis, Indiana. Certain legal matters will be passed upon for the Underwriters by Proskauer Rose LLP, New York, New York.

                                    EXPERTS

     The historical financial statements of the Company as of December 31, 1997 and for each of the two years ended December 31, 1997, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the Company's estimated useful lives of and method of accounting for depreciation of property and equipment) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby (the 'Registration Statement'). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, including the exhibits, financial statements and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     As a result of this Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and, in accordance therewith, will file reports and other information with the Commission. A copy of the Registration Statement, including the exhibits, financial statements and schedules thereto, may be inspected without charge at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                              ----

Independent Auditors' Report...............................................................................    F-2
Consolidated Balance Sheets as of December 31, 1997 and (Unaudited) March 31, 1998.........................    F-3
Consolidated Statements of Operations for the Years Ended December 31, 1996 and 1997 and (Unaudited) the
  Three Months Ended March 31, 1997 and 1998...............................................................    F-4
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1996 and 1997 and
  (Unaudited) the Three Months Ended March 31, 1998........................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1996 and 1997 and (Unaudited) the
  Three Months Ended March 31, 1997 and 1998...............................................................    F-6
Notes to Consolidated Financial Statements.................................................................    F-7

                          INDEPENDENT AUDITORS' REPORT

Showpower, Inc.

We have audited the accompanying consolidated balance sheet of Showpower, Inc. and subsidiaries (the 'Company') as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly in all material respects, the financial position of the Company, as of December 31, 1997 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.

As discussed in Note 4 to the financial statements, in 1997, in addition to prospectively changing the assets' estimated useful lives, the Company changed its method of accounting for depreciation of property and equipment from an accelerated method to the straight-line method and, retroactively, restated the 1996 financial statements for the change.

DELOITTE & TOUCHE LLP

Los Angeles, California
March 6, 1998
(except for Note 17, as to which
the date is May 19, 1998)

                        SHOWPOWER, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,    MARCH 31,
                                                                                1997          1998
                                                                            ------------   -----------
                                                                                           (UNAUDITED)
                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................................   $   485,788     $   277,093
  Accounts receivable, net of allowance for doubtful accounts of
    $114,980 at December 31, 1997 and $176,377 at March 31, 1998........     1,388,480       1,345,796
  Due from employees (Note 12)..........................................        57,191          38,173
  Prepaid expenses and other current assets.............................       409,499         675,106
                                                                           ------------    -----------
      Total current assets..............................................     2,340,958       2,336,168
                                                                           ------------    -----------
PROPERTY AND EQUIPMENT (Notes 4, 5, 6 and 11):
  Property and equipment................................................    12,056,711      14,590,042
  Accumulated depreciation and amortization.............................    (4,026,299)     (4,338,590)
                                                                           ------------    -----------
      Property and equipment, net.......................................     8,030,412      10,251,452
                                                                           ------------    -----------
OTHER ASSETS:
  Intangible assets, less accumulated amortization of $158,461 at
    December 31, 1997 and $192,675 at March 31, 1998 (Note 3)...........     1,291,127       1,315,022
  Deposits and other assets.............................................        62,161         383,960
                                                                           ------------    -----------
      Total other assets................................................     1,353,288       1,698,982
                                                                           ------------    -----------
      TOTAL.............................................................   $11,724,658     $14,286,602
                                                                           ------------    -----------
                                                                           ------------    -----------


                                                                                                 MARCH 31, 1998
                                                                                           --------------------------
                                                                                                           PRO FORMA
                                                                           DECEMBER 31,      ACTUAL       SEE NOTE 16
                                                                               1997        (UNAUDITED)    (UNAUDITED)
                                                                           ------------
                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable......................................................   $ 1,404,330     $ 1,296,755    $ 1,296,755
  Due to stockholders...................................................                                      600,000
  Due to affiliates (Note 12)...........................................        42,834          66,445         66,445
  Accrued payroll and related expenses..................................       378,716         194,964        194,964
  Other accrued expenses................................................       335,740         292,035        292,035
  Customer deposits.....................................................       578,429         578,951        578,951
  Current portion of long-term debt (Note 6)............................       727,687       1,039,383      1,039,383
  Current portion of capital lease obligations (Note 11)................       134,891         104,028        104,028
  Income taxes..........................................................       226,286          29,635         29,635
  Bank lines of credit (Note 6).........................................       119,495         594,028        594,028
                                                                           ------------    -----------    -----------
        Total current liabilities.......................................     3,948,408       4,196,224      4,796,224
                                                                           ------------    -----------    -----------
LONG-TERM LIABILITIES:
  Long-term debt (Note 6)...............................................     2,196,938       4,402,033      4,402,033
  Long-term portion of capital lease obligations (Note 11)..............        52,591          41,032         41,032
  Deferred income taxes (Note 9)........................................       220,349         239,729        964,729
                                                                           ------------    -----------    -----------
        Total long-term liabilities.....................................     2,469,878       4,682,794      5,407,794
                                                                           ------------    -----------    -----------
        Total liabilities...............................................     6,418,286       8,879,018     10,204,018
                                                                           ------------    -----------    -----------
COMMITMENTS AND CONTINGENCIES (Notes 11 and 15)
STOCKHOLDERS' EQUITY:
  Preferred stock; $0.01 par value; authorized, 1,000,000 shares; none outstanding.........................................................
  Common stock; $0.01 par value; authorized, 6,500,000 shares;
    outstanding, 2,041,848 shares.......................................        20,418          20,418         20,418
  Additional paid-in capital............................................     6,658,073       6,693,652      6,693,652
  Notes receivable from stockholders (Note 7)...........................      (478,944)       (489,217)      (489,217)
  Cumulative foreign currency translation adjustment....................        16,762           7,287          7,287
  Accumulated deficit...................................................      (909,937)       (824,556)    (2,149,556)
                                                                           ------------    -----------    -----------
        Total stockholders' equity......................................     5,306,372       5,407,584      4,082,584
                                                                           ------------    -----------    -----------
        TOTAL...........................................................   $11,724,658     $14,286,602    $14,286,602
                                                                           ------------    -----------    -----------
                                                                           ------------    -----------    -----------

          See accompanying notes to consolidated financial statements.

                        SHOWPOWER, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                             THREE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,              MARCH 31,
                                                            --------------------------    ------------------------
                                                               1996           1997           1997          1998
                                                            -----------    -----------    ----------    ----------
                                                                                                  (UNAUDITED)
SALES....................................................   $11,567,589    $17,294,036    $2,460,675    $4,273,058
COST OF SALES............................................     7,608,709      9,790,219     1,419,342     2,452,455
                                                            -----------    -----------    ----------    ----------
GROSS PROFIT.............................................     3,958,880      7,503,817     1,041,333     1,820,603
                                                            -----------    -----------    ----------    ----------
OPERATING EXPENSES:
  Selling, general and administrative....................     3,552,297      6,179,079     1,061,049     1,626,930
  Stock compensation expense.............................                      106,737                      35,579
                                                            -----------    -----------    ----------    ----------
    Total operating expenses.............................     3,552,297      6,285,816     1,061,049     1,662,509
                                                            -----------    -----------    ----------    ----------
INCOME (LOSS) FROM OPERATIONS............................       406,583      1,218,001       (19,716)      158,094
                                                            -----------    -----------    ----------    ----------
OTHER INCOME AND (EXPENSE):
  Interest expense.......................................      (237,015)      (203,667)      (37,723)     (102,897)
  Interest and other income (expense)....................         3,883         32,832           335       (11,624)
                                                            -----------    -----------    ----------    ----------
    Total other expense..................................      (233,132)      (170,835)      (37,388)     (114,521)
                                                            -----------    -----------    ----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES........................       173,451      1,047,166       (57,104)       43,573
INCOME TAX PROVISION (BENEFIT) (Note 9) .................         1,050        116,562       (17,852)      (41,808)
                                                            -----------    -----------    ----------    ----------
NET INCOME (LOSS)........................................   $   172,401    $   930,604    $  (39,252)   $   85,381
                                                            -----------    -----------    ----------    ----------
                                                            -----------    -----------    ----------    ----------
BASIC NET INCOME (LOSS) PER SHARE........................   $      0.17    $      0.54    $    (0.03)   $     0.04
DILUTED NET INCOME (LOSS) PER SHARE......................   $      0.17    $      0.52    $    (0.03)   $     0.04

PRO FORMA AMOUNTS (Unaudited) (Note 16):
  Income (loss) before income taxes, as reported.........   $   173,451    $ 1,047,166    $  (57,104)   $   43,573
  Pro forma income tax provision (benefit)...............        70,430        414,796       (15,396)       62,903
                                                            -----------    -----------    ----------    ----------
  Pro forma net income (loss)............................   $   103,021    $   632,370    $  (41,708)   $  (19,330)
                                                            -----------    -----------    ----------    ----------
                                                            -----------    -----------    ----------    ----------
  Pro forma basic net income (loss) per share............   $      0.10    $      0.37    $    (0.04)   $    (0.01)
  Pro forma diluted net income (loss) per share..........   $      0.10    $      0.35    $    (0.04)   $    (0.01)
  Supplemental pro forma basic net income (loss) per
    share................................................            --    $      0.35            --    $    (0.01)
  Supplemental pro forma diluted net income (loss) per
    share................................................            --    $      0.34            --    $    (0.01)

          See accompanying notes to consolidated financial statements.

                        SHOWPOWER, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                         CUMULATIVE
                                                                            NOTES         FOREIGN
                                                           ADDITIONAL     RECEIVABLE      CURRENCY
                                                COMMON      PAID-IN          FROM        TRANSLATION   ACCUMULATED
                                    SHARES       STOCK      CAPITAL      STOCKHOLDERS    ADJUSTMENT      DEFICIT        TOTAL
                                   ---------    -------    ----------    ------------    ----------    -----------    ----------
BALANCE, JANUARY 1, 1996, As
  previously reported...........     753,994    $7,540    $2,842,460                                  $(2,311,662)    $  538,338
  Change in method of
    depreciation (Note 4).......                                                                          918,720        918,720
                                   ---------    -------    ----------                                  -----------    ----------
BALANCE, JANUARY 1, 1996, As
  restated......................     753,994     7,540     2,842,460                                   (1,392,942)     1,457,058
  Issuance of common stock (Note
    7)..........................     405,086     4,051     1,217,703                                                   1,221,754
  Net income....................                                                                          172,401        172,401
  Distribution to
    stockholders................                                                                         (120,000)      (120,000)
                                   ---------    -------    ----------                                  -----------    ----------
BALANCE, DECEMBER 31, 1996......   1,159,080    11,591     4,060,163                                   (1,340,541)     2,731,213
  Issuance of common stock (Note
    7)..........................     754,000     7,540     2,492,460                                                   2,500,000
  Stock granted to officers
    (Note 7)....................     128,768     1,287       425,663                                                     426,950
  Unearned compensation expense
    (Note 7)....................                            (320,213)                                                   (320,213)
  Stockholders notes, including
    accrued interest of $21,674
    (Note 7)....................                                          $ (478,944)                                   (478,944)
  Net income....................                                                                          930,604        930,604
  Distribution to
    stockholders................                                                                         (500,000)      (500,000)
  Foreign currency translation
    adjustment..................                                                          $ 16,762                        16,762
                                   ---------    -------    ----------    ------------    ----------    -----------    ----------
BALANCE, DECEMBER 31, 1997......   2,041,848    20,418     6,658,073        (478,944)       16,762       (909,937)     5,306,372
  Compensation expense
    (unaudited).................                              35,579                                                      35,579
  Accrued interest
    (unaudited).................                                             (10,273)                                    (10,273)
  Net income (unaudited)........                                                                           85,381         85,381
  Foreign currency translation
    adjustment (unaudited)......                                                            (9,475)                       (9,475)
                                   ---------    -------    ----------    ------------    ----------    -----------    ----------
BALANCE, MARCH 31, 1998
  (UNAUDITED)...................   2,041,848    $20,418    $6,693,652     $ (489,217)     $  7,287     $ (824,556)    $5,407,584
                                   ---------    -------    ----------    ------------    ----------    -----------    ----------
                                   ---------    -------    ----------    ------------    ----------    -----------    ----------

          See accompanying notes to consolidated financial statements.

                        SHOWPOWER, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                   THREE MONTHS
                                                                YEARS ENDED DECEMBER 31,         ENDED MARCH 31,
                                                               --------------------------    ------------------------
                                                                  1996           1997           1997          1998
                                                               -----------    -----------    -----------    ---------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................   $   172,401    $   930,604    $   (39,252)   $  85,381
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................     1,058,529      1,103,332        244,917      385,837
    Stock compensation expense..............................                      106,737                      35,579
    Gain on settlement (Note 13)............................                     (162,800)      (162,800)
    Loss on disposal........................................                                                   23,790
    Deferred income taxes...................................                       28,981            (58)      19,380
    Changes in operating assets and liabilities:
      Accounts receivable...................................      (607,854)      (276,492)       297,666       61,702
      Prepaid expenses and other current assets.............       (27,840)      (350,212)       (10,194)    (265,607)
      Other assets..........................................       114,612         19,347         32,308     (321,799)
      Accounts payable......................................       230,280        487,260       (258,965)    (107,575)
      Due to affiliate......................................        39,504        (53,024)       (34,058)      23,611
      Other accrued expenses................................       310,232        (73,608)      (204,877)    (247,205)
      Customer deposits.....................................      (321,360)       482,945         25,936          522
      Income taxes..........................................                      119,544        (18,820)    (196,651)
                                                               -----------    -----------    -----------    ---------
         Net cash provided by (used in) operating
           activities.......................................       968,504      2,362,614       (128,197)    (503,035)
                                                               -----------    -----------    -----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquired businesses, net of cash acquired.................      (170,000)    (2,105,361)    (2,105,361)    (100,000)
  Purchases of property and equipment.......................    (1,623,898)    (1,904,370)      (177,768)    (149,439)
  Other.....................................................        (6,931)        (8,612)          (505)
                                                               -----------    -----------    -----------    ---------
         Net cash used in investing activities..............    (1,800,829)    (4,018,343)    (2,283,634)    (249,439)
                                                               -----------    -----------    -----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................     1,221,754      2,042,730      1,942,730
  Proceeds from issuance of long term debt..................                      684,717        674,726      332,997
  Borrowings under bank lines of credit.....................                      119,495         75,941      474,533
  Principal payments on long-term debt......................       (18,899)      (242,043)       (92,092)    (221,329)
  Principal payments on stockholder loans...................       (80,185)
  Principal payments on capital lease obligations...........      (155,510)      (149,762)       (33,753)     (42,422)
  Distributions to stockholders.............................      (120,000)      (500,000)
                                                               -----------    -----------    -----------    ---------
         Net cash provided by financing activities..........       847,160      1,955,137      2,567,552      543,779
                                                               -----------    -----------    -----------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........        14,835        299,408        155,721     (208,695)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............       171,545        186,380        186,380      485,788
                                                               -----------    -----------    -----------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................   $   186,380    $   485,788    $   342,101    $ 277,093
                                                               -----------    -----------    -----------    ---------
                                                               -----------    -----------    -----------    ---------

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION (Note 13)


          See accompanying notes to consolidated financial statements.

                        SHOWPOWER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

NOTE 1--ORGANIZATION

     Showpower, Inc. and subsidiaries (the 'Company') provides temporary power generation and temperature control rental equipment and support services on a worldwide basis for entertainment, corporate and special events. The Company's customers include corporations, event producers, television networks, motion picture studios, facility operators and performers that need electric power and/or temperature control services to support events at locations where these services are inadequate or unavailable. In addition to rental equipment, the Company provides fully integrated, value-added services, including planning, technical advice, customized installations, on-site operations and support personnel. The Company's power equipment consists of transportable, diesel-powered electricity generators contained in acoustic enclosures, and related power distribution equipment. Temperature control equipment consists of transportable, electrically driven ventilation, heating and air conditioning units.

     In March 1997, the Company acquired 100% ownership in Templine, Ltd. ('Templine'), a United Kingdom corporation. The financial statements of Templine are consolidated with those of the Company, and all significant intercompany balances and transactions have been eliminated.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Interim Financial Information--Financial information as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited. In the opinion of the Company's management, the Company's unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting of normal recurring charges) necessary for a fair presentation of the financial position and results of operations.

     Cash and Cash Equivalents--The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Prepaid Expenses and Other Current Assets--Costs related to scheduled future projects for which contracts are in place are deferred and charged to expense in the period revenue is recognized.

     Property and Equipment--Property and equipment are stated at cost. Leasehold improvements are amortized over the related lease term.

     After the effect of accounting changes (see Note 4), depreciation is computed on a straight-line basis using the following estimated useful lives:

Rental equipment.................................................................    7-10 years
Vehicles.........................................................................       5 years
Furniture and fixtures...........................................................       7 years
Other equipment..................................................................     5-7 years

     A portion of the Company's interest expense was incurred to fund the construction of certain assets. Interest capitalized during the years ended December 31, 1996 and 1997 amounted to $27,775 and $30,972, respectively.

     Revenue Recognition--Revenue is recognized over the term of and commensurate with the scope of services provided. Customer deposits and cash received before services are performed are deferred and recorded as current liabilities.

     Intangibles--Intangible assets, primarily goodwill, are stated at cost and are amortized by the straight-line method over periods from 2 to 15 years.

     Income Taxes--The Company accounts for income taxes in conformity with Statement of Financial Accounting Standards ('SFAS') No. 109. The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and similar state tax provisions. Under those provisions, the Company is not subject to federal corporate income taxes. The earnings of S corporations are reported on the tax returns of the stockholders. For California State Franchise Tax purposes, a 1.5% tax is assessed on the taxable

                        SHOWPOWER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                     YEARS ENDED DECEMBER 31, 1996 AND 1997

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

income of the Company. The Company's United Kingdom subsidiary is subject to United Kingdom corporation tax.

     Foreign Currency--Templine conducts its primary business in the United Kingdom, and the British pound sterling is the functional currency. Results of operations are converted at average rates of exchange during the year and balance sheet amounts are translated at exchange rates at the balance sheet date. The results from such conversion and changing exchange rates are recorded as a separate component of stockholders' equity.

     Earnings per Share--The Company has adopted the provisions of SFAS No. 128, 'Earnings Per Share' ('EPS'). Basic EPS is calculated based on weighted average outstanding shares. Diluted EPS includes the dilutive effect of restricted shares issued to officers.

     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain amounts and disclosures. Actual results could differ from those estimates.

     Financial Instruments--The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company's cash equivalents are placed primarily with institutions with high credit ratings.

     The concentration of credit risk, with respect to accounts receivable, is generally diversified, as the Company has a broad customer base nationwide and, to a lesser extent, worldwide. Customers are primarily within the entertainment industry. Although receivables are unsecured, the Company routinely assesses the financial strength of its customers and provides allowances for potential credit losses. In 1996, two customers comprised 33% and 17% of the outstanding accounts receivable balance, and two other customers comprised 11% and 10% of total sales. In 1997, one customer comprised 10% of accounts receivable, and another customer comprised 11% of total sales. For the three months ended March 31, 1998, sales to three customers comprised 13%, 12%, and 10% of total sales, respectively.

     The carrying values of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short maturities of such instruments. Short-term and long-term notes payable are carried at amounts approximating fair value based on current rates that would be offered to the Company for debt with similar terms.

     Long-Lived Assets--The Company reviews long-lived assets and identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

     New Accounting Pronouncements--In June 1997, the Financial Accounting Standards Board ('FASB') issued SFAS No. 130, 'Reporting Comprehensive Income,' which establishes standards for reporting and displaying comprehensive income and its components in a full set of financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, and requires reclassification of comparative financial statements for earlier periods. Management of the Company believes that the adoption of SFAS No. 130 will result in a presentation of comprehensive income that differs from net income as presented in the accompanying financial statements to the extent of foreign currency translation adjustments, as shown in the accompanying consolidated statements of stockholders' equity.

     In June 1997, the FASB issued SFAS No. 131, 'Disclosures about Segments of an Enterprise and Related Information,' which establishes standards for reporting information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 supersedes SFAS No. 14, 'Financial Reporting for Segments of a Business Enterprise.' Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

                        SHOWPOWER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                     YEARS ENDED DECEMBER 31, 1996 AND 1997

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier periods is to be restated. Management believes application of SFAS No. 131 will have no significant effect on the Company's segment reporting.

NOTE 3--ACQUISITIONS

     In September 1996, the Company purchased substantially all of the assets of Pannell Electric Co., Inc., ('Pannell') a Texas-based company, for $170,000.

     The Company also entered into consulting and non-competition agreements with the former stockholder and the president of Pannell. The consulting and non-competition agreements provide for monthly payments of $7,500, commencing October 1, 1996 for a total of 24 consecutive months.

     In March 1997, the Company acquired 100% of the common stock of Templine, at a cost of $2,119,247, including acquisition costs. Templine operates in the same business as the Company. Goodwill related to the acquisition totaling $1,192,779 is being amortized by a straight-line basis over 15 years.

     The Company accounted for the purchases of Pannell and Templine using the purchase method of accounting, and results of operations have been included since the acquisition date.

     The following unaudited supplemental information presents results of operations on a pro forma basis as though the acquired companies had been acquired at the beginning of each period presented:

                                                        YEARS ENDED DECEMBER 31,
                                                       --------------------------    THREE MONTHS ENDED
                                                          1996           1997          MARCH 31, 1997
                                                       -----------    -----------    ------------------
                                                              (UNAUDITED)               (UNAUDITED)
Sales...............................................   $13,801,000    $17,495,000        $2,662,000
Income (loss) before income taxes...................   $   604,000    $   971,000        $ (133,000)
Net income (loss)...................................   $   451,000    $   876,000        $  (94,000)
Basic net income (loss) per share...................   $      0.46    $      0.51        $    (0.08)
Diluted net income (loss) per share.................   $      0.46    $      0.49        $    (0.08)

NOTE 4--ACCOUNTING CHANGES

     In 1997, the Company adopted the straight-line depreciation method while in all prior years depreciation was recorded using an accelerated method, which was also used for income tax purposes. The straight-line method was adopted to better allocate the cost of property and equipment to periods over which it is used to generate revenue. Financial statements for prior periods have been restated to apply the new method retroactively in contemplation of the Company's initial public offering.

     Prior to 1997, the Company depreciated property and equipment over estimated useful lives of five to seven years. In January 1997, the Company prospectively changed its estimate of useful lives of property and equipment to five to ten years.

                        SHOWPOWER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                     YEARS ENDED DECEMBER 31, 1996 AND 1997

NOTE 4--ACCOUNTING CHANGES--(CONTINUED)
     The effect of these changes was an increase in net income and net income per share, as follows:

                                                                               YEARS ENDED DECEMBER 31,
                                                                              -------------------------
                                                                                  1996          1997
                                                                                --------      --------
Effect of change to straight-line depreciation on:
  Net income.................................................................   $199,390      $241,188
  Basic net income per share.................................................   $   0.20      $   0.14
  Diluted net income per share...............................................   $   0.20      $   0.13
  Pro forma basic, diluted and supplemental net income per share.............   $   0.12      $   0.08

Effect of change in estimated useful life on:
  Net income.................................................................                 $417,048
  Basic net income per share.................................................                 $   0.24
  Diluted net income per share...............................................                 $   0.23
  Pro forma basic net income per share.......................................                 $   0.15
  Pro forma diluted net income per share.....................................                 $   0.14
  Supplemental pro forma basic net income per share..........................                 $   0.14
  Supplemental pro forma diluted net income per share........................                 $   0.13

NOTE 5--PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:


                                                                            DECEMBER 31,     MARCH 31,
                                                                               1997            1998
                                                                            ------------    -----------
Rental equipment.........................................................   $10,300,828    $12,516,980
Vehicles.................................................................       711,095        745,847
Furniture and fixtures...................................................       165,226        171,301
Other equipment..........................................................       463,144        469,478
Leasehold improvements...................................................        67,464         67,464
Work in process..........................................................       348,954        618,972
                                                                            -----------    -----------
                                                                             12,056,711     14,590,042
Accumulated depreciation and amortization................................    (4,026,299)    (4,338,590)
                                                                            -----------    -----------
                                                                            $ 8,030,412    $10,251,452
                                                                            -----------    -----------
                                                                            -----------    -----------

     Property and equipment depreciation and amortization expense for the years ended December 31, 1996 and 1997 was $1,027,652 and $991,537, respectively, after giving effect to a change in depreciation (see Note 4). Depreciation and amortization for the three months ended March 31, 1997 and 1998 was $225,984 and $350,638, respectively.

                        SHOWPOWER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                     YEARS ENDED DECEMBER 31, 1996 AND 1997

NOTE 6--LONG-TERM DEBT

     The following is a summary of long-term debt:

                                                                              DECEMBER 31,    MARCH 31,
                                                                                  1997           1998
                                                                              ------------    ----------
Notes payable to Charter Financial, Inc., payable in monthly installments of $54,704, due January 2001 to March 2002 bearing annual interest at
  approximately 8.9% to 11.0%, secured by rental equipment.................    $1,698,110     $2,107,209
Notes payable to Caterpillar Financial Services Corp. payable in monthly installments of $55,270 due March 2002 through March 2005, bearing annual
  interest at approximately 9.2% to 9.3%, secured by rental equipment......       968,056      2,973,845
Notes payable, denominated in British pounds sterling, payable in monthly installments including interest ranging from 5% to 24%, through November
  2000, secured by vehicles and rental equipment...........................       147,918        164,418
Notes payable, payable in monthly installments including interest at 9.9%,
  due June 1998, secured by rental equipment...............................       110,541         63,357
Note payable in monthly installments including interest at 9.5%, due
  January 2001, unsecured..................................................                      132,587
                                                                              ------------    ----------
Total notes payable........................................................     2,924,625      5,441,416
Less current portion.......................................................       727,687      1,039,383
                                                                              ------------    ----------
Total long-term portion....................................................    $2,196,938     $4,402,033
                                                                              ------------    ----------
                                                                              ------------    ----------

     Maturities of the long-term debt are as follows:

  YEAR ENDING                                                                   DECEMBER 31,    MARCH 31,
  DECEMBER 31,                                                                      1997           1998
 -------------                                                                  ------------    ----------
  1998.......................................................................    $  727,417     $  943,789
  1999.......................................................................       647,379        987,826
  2000.......................................................................       682,983      1,055,731
  2001.......................................................................       676,834      1,134,956
  2002.......................................................................       190,012        574,769
  Thereafter.................................................................                      744,339
                                                                                ------------    ----------
  Total......................................................................    $2,924,625     $5,441,410
                                                                                ------------    ----------
                                                                              ------------    ----------

     Unused equipment financing availability totaled $3,489,890 at December 31, 1997 and $892,114 as of March 31, 1998. Available financing under the arrangement with Caterpillar Financial Services Corp. is $2,463,635 as of December 31, 1997 and $380,463 as of March 31, 1998, bearing interest at 9% per annum with monthly principal and interest payments over a 7-year term. Obligations may be repaid prior to maturity without penalty. The available financing under the arrangement with Charter Financial, Inc. is $1,026,255 as of December 31, 1997 and $511,651 as of March 31, 1998, bearing interest at a rate determined by the lender at the funding date, with monthly principal and interest payments over a 4-year term, with 20% of the interest and principal amount due at the end of the term. Prepayment prior to maturity may be made at an amount equal to the sum of future principal and interest payments, discounted at an annual rate of 6%.

     In March 1998, the Company obtained a $2,000,000 line of credit facility and a $300,000 leasehold improvements facility (the 'Facilities') from a bank. Under the line of credit facility, availability of funds in excess of $750,000 is subject to an accounts receivable borrowing base formula and interest is payable monthly at the lender's prime rate (8.5% at December 31, 1997) plus
 .75%, or at the Company's option, the London Interbank Offered Rate (LIBOR), plus 2.75%. The line of credit term is through May 1, 1999. The leasehold

                        SHOWPOWER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                     YEARS ENDED DECEMBER 31, 1996 AND 1997

NOTE 6--LONG-TERM DEBT--(CONTINUED)
improvements facility bears interest at the lender's prime rate plus .875%, interest only is payable through September 1998, and monthly payments of interest and principal are payable for the remaining 24 months thereafter.

     The Facilities include customary negative covenants such as restrictions on the Company's ability to incur debt, make acquisitions, pay dividends, make investments or sell assets. Also, the Facilities include financial covenants regarding the Company's tangible net worth, ratio of cash and accounts receivable to current liabilities, ratio of liabilities to tangible net worth and cash flow to fixed charges ratio.

     The Company has a line of credit of 150,000 British pounds sterling (approximately $249,000 at March 31, 1998). The U.K. line of credit bears interest based on the bank's reference rate and with a term through December 1, 1999.

NOTE 7--COMMON STOCK

     In May 1996, the Company issued 405,086 shares of common stock for $1,221,754, net of $148,246 of expenses.

     In March 1997, the Company issued 754,000 shares of common stock for $2,500,000, including 137,913 shares issued to certain officers in exchange for recourse promissory notes of $457,270. The notes, which bear interest at 6.25% per annum, are due at maturity in September 2002. The notes are recorded as a reduction in stockholders' equity.

     In 1996, the Company adopted a stock option and incentive plan for senior management and key employees. In March 1997, the Company granted officers 128,768 restricted shares, which vest at the end of three years. Compensation expense based on the fair value of the shares ($3.32 per share) is being recognized over the vesting period.

     Effective January 1, 1998, the Board of Directors and the stockholders of the Company adopted the 1998 Stock Option and Incentive Plan (the '1998 Stock Option Plan'). Under the 1998 Stock Option Plan, the Company may award stock options and performance shares to employees and directors of the Company. The aggregate number of shares of common stock that may be awarded under the 1998 Stock Option Plan is 565,500, subject to adjustment in certain events. No individual participant may receive awards for more than 141,375 shares in any calendar year.

                        SHOWPOWER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                     YEARS ENDED DECEMBER 31, 1996 AND 1997

NOTE 8--EARNINGS PER SHARE

                                                                 YEARS ENDED DECEMBER 31,
                                   --------------------------------------------------------------------------------------
                                                     1996                                         1997
                                   -----------------------------------------    -----------------------------------------
                                     INCOME          SHARES        PER SHARE      INCOME          SHARES        PER SHARE
                                   (NUMERATOR)    (DENOMINATOR)     AMOUNT      (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                   -----------    -------------    ---------    -----------    -------------    ---------
BASIC NET INCOME PER SHARE
  Net income....................    $ 172,401         990,294       $  0.17      $ 930,604       1,724,580        $0.54
                                   -----------    -------------    ---------    -----------                     ---------
                                   -----------    -------------    ---------    -----------                     ---------
DILUTED NET INCOME PER SHARE
  Effect of restricted stock....                                                                    76,563
                                                                                               -------------
  Income attributed to common
     stockholders and effect of
     restricted stock...........    $ 172,401         990,294       $  0.17      $ 930,604       1,801,143        $0.52
                                   -----------    -------------    ---------    -----------    -------------    ---------
                                   -----------    -------------    ---------    -----------    -------------    ---------


                                                                THREE MONTHS ENDED MARCH 31,
                                   --------------------------------------------------------------------------------------
                                                     1997                                         1998
                                   -----------------------------------------    -----------------------------------------
                                     INCOME                                       INCOME
                                     (LOSS)          SHARES        PER SHARE      (LOSS)          SHARES        PER SHARE
                                   (NUMERATOR)    (DENOMINATOR)     AMOUNT      (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                   -----------    -------------    ---------    -----------    -------------    ---------
BASIC NET INCOME (LOSS) PER
  SHARE
  Net (loss) income.............    $ (39,252)      1,159,080       $ (0.03)     $  85,381       1,913,080        $0.04
                                   -----------    -------------    ---------    -----------                     ---------
                                   -----------    -------------    ---------    -----------                     ---------
DILUTED NET INCOME (LOSS) PER
  SHARE
  Effect of restricted stock....                                                                   105,048
                                                                                               -------------
  Income (loss) attributed to
     common stockholders and
     effect of restricted
     stock......................    $ (39,252)      1,159,080       $ (0.03)     $  85,381       2,018,128        $0.04
                                   -----------    -------------    ---------    -----------    -------------    ---------
                                   -----------    -------------    ---------    -----------    -------------    ---------


     The dilutive effect of 128,768 shares of restricted stock (see Note 7) on earnings per share is calculated using the treasury stock method. Assumed proceeds equal to unearned compensation divided by the contemplated initial public offering price per share is used to reduce the dilutive effect of restricted stock by the resulting number of shares.

NOTE 9--INCOME TAXES

     Significant components of the income tax provision (benefit) are as follows:


                                                                YEARS ENDED         THREE MONTHS ENDED
                                                                DECEMBER 31,            MARCH 31,
                                                             ------------------    --------------------
                                                              1996       1997        1997        1998
                                                             ------    --------    --------    --------
Current...................................................   $1,050    $ 87,581    $(17,794)   $(61,188)
Deferred..................................................               28,981         (58)     19,380
                                                             ------    --------    --------    --------
Total.....................................................   $1,050    $116,562    $(17,852)   $(41,808)
                                                             ------    --------    --------    --------
                                                             ------    --------    --------    --------


     Templine, the Company's United Kingdom subsidiary, is subject to United Kingdom corporation tax. United Kingdom deferred tax liabilities relate only to the financial reporting basis of property, plant and

                        SHOWPOWER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                     YEARS ENDED DECEMBER 31, 1996 AND 1997

NOTE 9--INCOME TAXES--(CONTINUED)
equipment in excess of tax basis. The income tax effect of the financial reporting basis over tax basis results from the acquisition of Templine during 1997, as well as income tax depreciation in excess of depreciation for financial reporting purposes, and totals $220,349 at December 31, 1997.

     The basis of the Company's U.S. net assets for financial reporting purposes is approximately $1,753,726 and $1,812,409 greater than the U.S. tax basis, primarily resulting from the use of accelerated depreciation for tax purposes at December 31,1997 and March 31, 1998, respectively. No financial statement effect has been given to differences between financial reporting and tax basis of U.S. assets and liabilities, as the Company has elected S corporation status.

NOTE 10--RETIREMENT PLAN

     The Company has a 401(k) plan covering employees who have completed one year of service and are age 21 or older. The Company contributes $.50 for each $1.00 contributed by employees up to 6% of eligible compensation. The Company incurred $24,981 and $53,157 in retirement plan expense for the years ended December 31, 1996 and 1997, respectively.

NOTE 11--LEASES

     Operating Lease Obligations--The Company leases office and warehouse facilities in California, New York, New Jersey, Texas and Bristol, England, under operating leases expiring through 2008. The Company also rents equipment under month-to-month rental agreements. Short-term rental expense of generators and other operating equipment was $2,306,528 and $2,810,241 for the years ended December 31, 1996 and 1997, respectively and $310,170 and $760,647 for the three months ended March 31, 1997 and 1998, respectively. Other rental expense was $151,596 and $234,561 for the years ended December 31, 1996 and 1997, respectively.

     Capital Lease Obligations--The Company leases various equipment under capital leases. Amortization is computed by the straight-line method and has been included in depreciation and amortization expense.

     The following is a summary of property held under capital leases at December 31, 1997:

Rental equipment..................................................................   $424,773
Vehicles..........................................................................     66,899
Equipment, furniture and fixtures.................................................     34,237
                                                                                     --------
Total property at cost............................................................    525,909
Accumulated amortization..........................................................   (157,822)
                                                                                     --------
Total.............................................................................   $368,087
                                                                                     --------
                                                                                     --------

                        SHOWPOWER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                     YEARS ENDED DECEMBER 31, 1996 AND 1997

NOTE 11--LEASES--(CONTINUED)
     Future Minimum Lease Payments--The future minimum lease payments under operating and capital leases are as follows:

                                                                    DECEMBER 31, 1997          MARCH 31, 1998
                                                                  ---------------------    ----------------------
YEAR ENDING                                                       OPERATING    CAPITAL     OPERATING     CAPITAL
DECEMBER 31,                                                        LEASES       LEASES       LEASES       LEASES
------------                                                      ---------    --------    ----------    --------
  1998........................................................... $ 166,940    $152,364    $  226,455    $100,185
  1999...........................................................    84,381      46,235       357,381      46,235
  2000...........................................................    15,770       5,125       291,770       5,125
  2001...........................................................    15,770       1,129       312,470       1,129
  2002...........................................................    15,770                   312,470
  Thereafter.....................................................    81,478                 1,713,328
                                                                  ---------    --------    ----------    --------
  Total minimum lease payments................................... $ 380,109     204,853    $3,213,874     152,674
                                                                  ---------                ----------
                                                                  ---------                ----------
  Amount representing interest...................................              (17,371)                   (7,614)
                                                                               --------                  --------
  Present value of net minimum lease payments....................               187,482                   145,060
  Current portion of capital lease obligations...................              (134,891)                 (104,028)
                                                                               --------                  --------
  Long-term portion..............................................              $ 52,591                  $ 41,032
                                                                               --------                  --------
                                                                               --------                  --------

NOTE 12--RELATED-PARTY TRANSACTIONS

     Due from Employees--At December 31, 1997, the Company held a note receivable from an employee, payable in 26 installments of $187, including interest at 8.0% per annum, with the unpaid balance of $14,400 due July 16, 2001. The Company also had a loan receivable from an officer of $30,000, at December 31, 1997, which was due upon demand and repaid in January 1998.

     Due to Affiliates--The Company purchases freight forwarding services and travel agency services (primarily airline tickets) from entities with common ownership. The Company also purchases freight forwarding and maintenance services from a company owned by an employee of Templine. The following is a summary of transactions and balances with the affiliates:

                                                                                 YEARS ENDED DECEMBER
                                                                                         31,
                                                                                ----------------------
                                                                                  1996          1997
                                                                                --------      --------
Travel agency services.......................................................   $109,619      $117,607
Freight services.............................................................   $218,704      $217,098
Templine freight and maintenance services....................................   $     --      $ 50,000

Due to affiliates as of December 31, 1997....................................                 $ 42,834

     Intellectual Property Rights--In 1996, the Company purchased intellectual property rights for $66,945 from one of its officers and stockholders. The intellectual property rights, which have an estimated useful life of three years, include a data acquisition system, control system, engine interface module and generator interface module. The related amortization expense totaled $20,704 and $22,315 for the years ended December 31, 1996 and 1997, respectively.

                        SHOWPOWER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                     YEARS ENDED DECEMBER 31, 1996 AND 1997

NOTE 13--SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION

     Cash paid for interest and income taxes is as follows:

                                                         YEARS ENDED                THREE MONTHS
                                                         DECEMBER 31,             ENDED MARCH 31,
                                                    ----------------------    ------------------------
                                                      1996         1997          1997          1998
                                                    --------    ----------    ----------    ----------
Interest expense.................................   $264,790    $  234,639    $   40,328    $  112,548
Income taxes.....................................   $  1,050    $   53,373    $       --    $   65,528
Summary of noncash investing and financing
  activities:
Acquisition of intangibles by assuming
  liabilities....................................   $ 60,000    $       --    $       --    $       --
Purchases of assets through capital lease and
  note payable financing.........................   $ 74,630    $  998,869    $       --    $2,405,123
Repayment of stockholder notes through issuance
  of long-term debt..............................   $     --    $1,326,524    $1,326,524    $       --

     Assets acquired and (liabilities assumed) in connection with the acquisition of Templine in 1997 were as follows:


Cash and cash equivalents.......................................................   $   13,886
Accounts receivable.............................................................      213,330
Property and equipment..........................................................    1,269,470
Goodwill........................................................................    1,192,779
Accounts payable................................................................      (87,190)
Accrued expenses................................................................      (90,584)
Customer deposits...............................................................      (47,644)
Notes payable...................................................................      (97,214)
Income taxes payable............................................................      (56,218)
Deferred income taxes...........................................................     (191,368)
                                                                                   ----------
Total acquisition cost..........................................................   $2,119,247
                                                                                   ----------
                                                                                   ----------


     In 1994, the Company entered into a cooperation agreement with Mitsuho Electric, Ltd., Japan ('Mitsuho'). Under the terms of the agreement, the companies were to share equally the gross revenues less certain costs. As part of the agreement, Mitsuho advanced to the Company a noninterest-bearing note payable of $400,000. The Company terminated the agreement in 1997. The balance of the note at December 31, 1996 of $213,000 was disputed by the Company and settled for $50,200 in 1997, resulting in a gain of $162,800.

                        SHOWPOWER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                     YEARS ENDED DECEMBER 31, 1996 AND 1997

NOTE 14--SEGMENT INFORMATION

     Information about the Company's operations in different geographic areas is as follows:

                                                              YEAR ENDED DECEMBER 31, 1997
                                                --------------------------------------------------------
                                                                             ADJUSTMENTS
                                                  UNITED         UNITED          AND
                                                  STATES        KINGDOM      ELIMINATIONS   CONSOLIDATED
                                                -----------    ----------    -----------    ------------
Revenue......................................   $14,803,222    $2,905,276     $(414,462)    $ 17,294,036
                                                -----------    ----------    -----------    ------------
                                                -----------    ----------    -----------    ------------
Operating profit.............................   $   905,409    $  312,592                   $  1,218,001
                                                -----------    ----------
                                                -----------    ----------
Interest expense.............................                                                   (203,667)
Interest and other income....................                                                     32,832
                                                                                            ------------
Income before income taxes...................                                               $  1,047,166
                                                                                            ------------
                                                                                            ------------
Identifiable assets..........................   $ 8,724,743    $3,283,914     $(283,999)    $ 11,724,658
                                                -----------    ----------    -----------    ------------
                                                -----------    ----------    -----------    ------------

                                                           THREE MONTHS ENDED MARCH 31, 1998
                                                --------------------------------------------------------
                                                                             ADJUSTMENTS
                                                  UNITED         UNITED          AND
                                                  STATES        KINGDOM      ELIMINATIONS   CONSOLIDATED
                                                -----------    ----------    -----------    ------------
Revenue......................................   $ 4,014,525    $  349,973     $ (91,440)    $  4,273,058
                                                -----------    ----------    -----------    ------------
                                                -----------    ----------    -----------    ------------
Operating profit (loss)......................   $   462,100    $ (212,566)    $ (91,440)    $    158,094
                                                -----------    ----------    -----------
                                                -----------    ----------    -----------
Interest expense.............................                                                   (102,897)
Interest and other expense...................                                                    (11,624)
                                                                                            ------------
Income before income taxes...................                                               $     43,573
                                                                                            ------------
                                                                                            ------------
Identifiable assets..........................   $11,451,086    $3,129,969     $(294,453)    $ 14,286,602
                                                -----------    ----------    -----------    ------------
                                                -----------    ----------    -----------    ------------

NOTE 15--COMMITMENTS AND CONTINGENCIES

     The Company is a party to potential claims arising in the ordinary course of its business. In the opinion of management, the Company has adequate legal defenses with respect to these matters so that the ultimate resolution will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

NOTE 16--PRO FORMA AMOUNTS (UNAUDITED)

     S Corporation Conversion--In connection with the Company's contemplated initial public stock offering, the Company will terminate its S Corporation status. As a result, the Company will pay income taxes at the corporate level. The pro forma income tax provision in the consolidated statements of operations is based upon an assumed 40% federal and state income tax rate for the Company's U.S. operations.

     Distributions--Subsequent to the termination of its S Corporation status, the Company will determine the amount of undistributed 1998 S Corporation earnings taxable to existing stockholders and a distribution will be made to its stockholders of approximately $600,000 to pay income taxes on S Corporation income.

     Deferred Income Taxes--In connection with the conversion of the Company's S Corporation status to C Corporation status, the Company is required by FASB No. 109 to record deferred income tax liabilities and deferred income tax assets. Such change will result in a net charge to earnings in the fiscal quarter in which the conversion to C Corporation status takes place. This one-time charge is a result of differences in the accounting and tax treatment of certain of the Company's assets and liabilities and is reflected through an increase in

                        SHOWPOWER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                     YEARS ENDED DECEMBER 31, 1996 AND 1997

NOTE 16--PRO FORMA AMOUNTS (UNAUDITED)--(CONTINUED) deferred income taxes. Deferred tax liabilities of approximately $725,000 would have been recorded had the conversion to a C Corporation taken place on March 31, 1998.

     Adjustments to Equity--The pro forma adjustments to accumulated deficit are as follows:

                                                                                  ACCUMULATED
                                                                                    DEFICIT
                                                                                  -----------
March 31, 1998--Actual.........................................................   $  (824,556)
Distribution payable to stockholders...........................................      (600,000)
Deferred income taxes..........................................................      (725,000)
                                                                                  -----------
March 31, 1998--Pro Forma......................................................   $(2,149,556)
                                                                                  -----------
                                                                                  -----------

     Supplemental Pro Forma Net Income Per Share--Supplemental pro forma net income per share gives effect to the increase in number of shares, the net proceeds of which would have been sufficient to pay the distributions to stockholders from proceeds from the Company's contemplated initial public stock offering.

NOTE 17--SUBSEQUENT EVENTS

     Long-Term Debt--In April 1998, the Company issued long-term debt in the aggregate amount of $512,169 to Caterpillar Financial Services Corp. and Charter Financial, Inc. under the equipment financing arrangements described in Note 6.


     1998 Stock Option Plan--In May 1998, the Company granted non-qualified stock options to employees under the 1998 Stock Option Plan for an aggregate of 479,563 shares of common stock, effective at the date of the Company's contemplated initial public stock offering. Each of such options has an exercise price equal to the initial public offering price and has a term of 10 years. The options vest in three equal annual installments beginning at the date of the initial public offering.

     Reincorporation and Stock Split--In March 1998, the Company reincorporated in Delaware. In connection with the reincorporation, the Company is authorized to issue 6,500,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. On April 6, 1998, the Company's Board of Directors declared a 754-for-one stock split of the outstanding common stock and effected the split by paying a stock dividend. All share and per share amounts have been restated to reflect the reincorporation and the stock split.

                              [INSIDE BACK COVER]





          [Photographs of backstage passes for concert touring events]






         Showpower provides temporary power generation and temperature control rental equipment and support services on a worldwide basis for entertainment, corporate and special events.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.

                            ------------------------

                               TABLE OF CONTENTS


                                                  PAGE
                                                  -----
Prospectus Summary.............................       3
Risk Factors...................................       7
Use of Proceeds................................      12
S Corporation Conversion.......................      12
Dividend Policy................................      13
Dilution.......................................      13
Capitalization.................................      14
Selected Consolidated Financial Information....      15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................      17
Business.......................................      24
Management.....................................      31
Certain Transactions...........................      35
Principal Stockholders.........................      36
Description of Capital Stock...................      37
Shares Eligible for Future Sale................      39
Underwriting...................................      40
Legal Matters..................................      41
Experts........................................      42
Additional Information.........................      42
Index to Financial Statements..................     F-1


UNTIL ___________, 1998 (25 DAYS AFTER THE DATE HEREOF), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,200,000 SHARES





                                SHOWPOWER, INC.




                                 [logo omitted]



                                  COMMON STOCK




                               -------------------
                                   PROSPECTUS
                               -------------------




                               PRIME CHARTER LTD.





                                 June   , 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is hereby made to Section 145 of the General Corporation Law of the State of Delaware (the 'DGCL'), which provides that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a 'proceeding'), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, with respect to the payment of certain amounts under certain circumstances.

     Article IX (the 'Article') of the Certificate of Incorporation of Showpower, Inc. (the 'Company'), provides that the Company will indemnify and advance expenses to, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans.

     The Article provides that the rights to indemnification and advancement of expenses conferred by the Article are presumed to have been relied upon by directors and officers of the Company in serving or continuing to serve the Company and are enforceable as contract rights. Said rights are not exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Article further provides that the Company may enter into contracts to provide its directors and officers with specific rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the DGCL. In addition, the Company may create trust funds, grant security interests, obtain letters of credit or use other means to ensure payment of such amounts as may be necessary to perform the obligations provided for in the Article or in any such contract.

     The Article states that any repeal or modification of the Article by the stockholders of the Company will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     The Article further provides that the personal liability of a director of the Company is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL, as the same may be amended and supplemented. The Article states that, without limiting the generality of the foregoing, no director will be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (relating to unlawful distributions and redemptions of shares), or (iv) for any transaction from which the director derived an improper personal benefit.

     In addition, the Company has a directors' and officers' liability and company reimbursement policy that insures the Company and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended, subject to applicable retentions.

ITEM 25. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and the NASD fee, all amounts are estimates.


SEC Registration Fee.................................................................  $      5,846
NASD.................................................................................         2,482
AMEX Listing Fee.....................................................................        20,000
Printing and Engraving Expenses......................................................        75,000
Issuer's Counsel Legal Fees and Expenses.............................................       140,000
Accounting Fees and Expenses.........................................................       140,000
Underwriter's Counsel Legal Fees and Blue Sky Fees...................................       160,000
Underwriter's Non-Accountable Expense Allowance......................................       432,000
Miscellaneous........................................................................       116,672
                                                                                       ------------
Total................................................................................  $  1,092,000
                                                                                       ------------
                                                                                       ------------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In May 1996, the Company issued and sold 405,086 shares of Common Stock to eight investors for an aggregate purchase price of $1,370,000.

     In March 1997, the Company issued and sold 754,000 shares of Common Stock to existing stockholders and seven additional investors for an aggregate purchase price of $2,500,000, of which $457,270 was loaned by the Company to three such existing stockholders.

     No underwriters were involved in any of the foregoing transactions. The sales of all such securities were deemed to be exempt from registration under the Act, in reliance on Section 4(2) thereunder, as transactions by an issuer not involving any public offering. The purchasers in such transactions represented to the Company that they qualified as 'accredited investors' within the meaning of Rule 501 of Regulation D promulgated under the Act.


     On March 18, 1997, the Company granted awards of Restricted Stock covering 128,768 shares of Common Stock to two employees under the Company's 1996 Stock Option and Incentive Plan.

     The foregoing awards were exempt from registration pursuant to Section 4(2) of the Act, Rule 701 thereunder or other applicable exemptions.

ITEM 27. EXHIBITS

     The list of exhibits is hereby incorporated by reference to the Index to Exhibits appearing on page E-1 of this Registration Statement.

ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering rate may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

                (iii) Include any additional or changed material information on the plan of distribution.

          (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 'Act') may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (3) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

          (4) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

          (5) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (6) It will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment to Registration Statement to be signed on its behalf by the undersigned, in the City of Rancho Dominguez, California, on May 28, 1998.

                                          SHOWPOWER, INC.

                                          By: /s/ JOHN J. CAMPION
                                              __________________
                                              John J. Campion
                                              Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                        TITLE                                 DATE
---------------------------------------  ----------------------------------------------------   ----------------

              /s/ JOHN J. CAMPION        Chief Executive Officer and Director                       May 28, 1998
---------------------------------------    (principal executive officer)
            John.J. Campion

            /s/ MICHAEL W. CRABBE        Vice President/Chief Financial Officer                     May 28, 1998
---------------------------------------    (principal financial and account officer)
           Michael W. Crabbe

              /s/ JEFFREY B. STONE       Chairman of the Board                                      May 28, 1998
---------------------------------------
           Jeffrey B. Stone

                   *                     Director                                                   May 28, 1998
---------------------------------------
            Joseph A. Ades

                   *                     Director                                                   May 28, 1998
---------------------------------------
          David C. Bernstein

                   *                     Director                                                   May 28, 1998
---------------------------------------
          Robert E. Masterson

    *By:       /s/ JEFFREY B. STONE                                                                 May 28, 1998
---------------------------------------
           Jeffrey B. Stone
           Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT NO.                                  DESCRIPTION OF EXHIBIT
-----------   -------------------------------------------------------------------------------------
   1.1*       Form of Underwriting Agreement
   1.2*       Form of Representatives Warrant
   3.1*       Certificate of Incorporation of the Registrant
   3.2*       By-Laws of the Registrant
   4.1**      Form of Common Stock certificate
   5.1**      Opinion of Baker & Daniels with respect to the legality of the securities being registered
  10.1*       1998 Stock Option and Incentive Plan
  10.2*       Employment Agreement dated May 23, 1996 between the Registrant, John J. Campion and
              Modular Energy Systems (Ireland), Ltd.
  10.3**      Employment Agreement dated May 23, 1996 between the Registrant and Laurence Anderson
  10.4*       Employment Agreement dated July 1, 1996 between the Registrant and Stephen R.
              Bernstein
  10.5.1*     Promissory Note and Security Agreement dated January 21, 1998 between the Registrant and Caterpillar Financial Services Corporation
  10.5.2**    Schedule of additional indebtedness owed to Caterpillar Financial Services
              Corporation
  10.6.1*     Loan and Security Agreement dated December 30, 1996 between the
              Registrant and Charter Financial, Inc.
  10.6.2*     Amendment dated January 9, 1997 to Loan and Security Agreement dated December 30, 1996 between the Registrant and Charter
              Financial, Inc.
  10.6.3**    Schedule of additional indebtedness owed to Charter Financial, Inc.
  10.7**      Revolving Credit Loan & Security Agreement dated March 2, 1998 between the Registrant
              and Comerica Bank--California
  10.8**      Variable rate-single payment note dated March 2, 1998 from the Registrant to Comerica
              Bank--California
  10.9**      Employment Agreement dated May 23, 1998 between the Registrant and Jeffrey B. Stone
  11.1**      Calculation of EPS
  18.1*       Letter on change in accounting principle
  21.1*       Subsidiaries
  23.1**      Consent of Deloitte & Touche LLP
  23.2**      Consent of Baker & Daniels (included in Exhibit 5.1).
  27.1**      Financial Data Schedule
  99.1*       Consent of Vincent A. Carrino
  99.2*       Consent of Eric C. Jackson


------------------
 * Previously filed.
** Filed with this amendment.